                             INFORMATION STATEMENT

                            ------------------------

                          CONCERNING THE DISTRIBUTION

                 OF 19,708,123 MEMBERSHIP INTERESTS ("SHARES")

                                       OF

                                TRIAD PARK, LLC
                A DELAWARE LIMITED LIABILITY COMPANY ("COMPANY")

                                       BY

              COOPERATIVE COMPUTING, INC., A DELAWARE CORPORATION,
                               FORMERLY KNOWN AS
                      TRIAD SYSTEMS CORPORATION ("TRIAD")

                            ------------------------

     The Shares described in this Information Statement are being distributed by Triad to the Triad stockholders of record as of the close of trading on February 26, 1997 ("Distributees"). No consideration will be paid by Distributees for the Shares, and there is no assurance that a trading market will develop for trading of the Shares.

                            ------------------------


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.



          NO VOTE OF STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS


              DISTRIBUTION. WE ARE NOT ASKING YOU FOR A PROXY AND


                   YOU ARE REQUESTED NOT TO SEND US A PROXY.



         THE DATE OF THIS INFORMATION STATEMENT IS             , 1997.

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        ----
Summary of Spin-Off Transaction.......................................................     5
Introduction..........................................................................     8
Reasons for the Distribution..........................................................     8
Plan of Distribution..................................................................     8
Risk Factors..........................................................................    11
Relationship between Triad and the Company............................................    14
Description of Distribution Agreement.................................................    15
Description of Lease Agreement........................................................    17
Description of Properties of the Company..............................................    18
Summary of Appraisal Report on Properties of the Company..............................    19
Business of the Company...............................................................    20
Management of the Company.............................................................    20
Compensation of Management............................................................    22
Transactions with Interested Parties..................................................    23
Holdings of Principal Share Holders and Security Holdings of Manager(s), Executive
  Officers and Advisory Board Members.................................................    24
Description of Shares.................................................................    25
Summary of Limited Liability Company Agreement........................................    25
Tax Considerations....................................................................    27
Ownership of Shares by Employee Benefit Plans.........................................    34
Trading of Shares.....................................................................    35
Legal Matters.........................................................................    35
Additional Information................................................................    36
Index to Financial Statements.........................................................    37
Management's Discussion and Analysis of Results of Operations and Financial
  Condition...........................................................................    38
Financial Statements..................................................................    40
Notes to Financial Statements.........................................................    44
Report of Independent Accountants.....................................................    49
Pro Forma Statements of Operations....................................................    51

                                    EXHIBITS


Exhibit A    Conflict Agreement
Exhibit B    Real Estate Distribution Agreement
Exhibit C    Project Lease Agreement
Exhibit D    First Amendment to Project Lease Agreement
Exhibit E    Appraisal of: Triad Business Park, Livermore, California
Exhibit F    Limited Liability Company Agreement of Triad Park, LLC
Exhibit G    Form of Transfer Application
Exhibit H    Form of Triad Park, LLC Rights Plan

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS INFORMATION STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. NEITHER THE DELIVERY OF THIS INFORMATION STATEMENT NOR THE ISSUANCE OF ANY SECURITIES IN CONNECTION HEREWITH SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED HEREIN SINCE THE DATE HEREOF. SEE "ADDITIONAL INFORMATION."

                        SUMMARY OF SPIN-OFF TRANSACTION

     This summary is a brief summary of certain information contained in the body of this Information Statement. This summary does not purport to contain all material information relating to the formation and spin-off of Triad Park, LLC (the "Company"), and is qualified in its entirety by, the information and financial statements (including the notes) appearing elsewhere in this Information Statement. STOCKHOLDERS SHOULD READ CAREFULLY THIS INFORMATION STATEMENT IN ITS ENTIRETY.

PRE-TENDER OFFER STATUS


     Prior to the initiation of the spin-off transactions described below, the real estate assets now owned by the Company were owned by Triad and its wholly-owned subsidiary, 3055 Triad Dr. Corp., a California corporation ("3055 Triad Dr. Corp."). 3055 Triad Dr. Corp. was the owner of Triad's headquarters consisting of three buildings and improvements (comprising 220,000 square feet) situated on approximately 15 acres of land in Triad Park, Livermore, California (the "Headquarters"). 3055 Triad Dr. Corp. also owned an additional 46 acres of surrounding unimproved land, all of which was, and continues to be, subject to certain encumbrances including a first deed of trust securing indebtedness the balance of which was approximately $9,749,000 at December 31, 1996. Triad was the owner of approximately 257 acres of undeveloped land located in Triad Park. The Headquarters and the 303 total acres of undeveloped land (the "Land", the Land and the Headquarters, collectively the "Property") were encumbered by assessment bonds issued by the City of Livermore in the amount of approximately $9,228,000 at December 31, 1996. This bonded debt has increased to approximately $14,447,000. See "Description of the Plan -- Post Contribution, Pre-Distribution Transactions."


MERGER AGREEMENT AND TENDER OFFER

     On October 23, 1996, Cooperative Computing, Inc., a Texas corporation ("CCI"), through its wholly owned subsidiary CCI Acquisition Corp., a Delaware corporation ("CAC"), commenced a tender offer (the "Offer") to purchase all of the outstanding shares of common stock, $.001 par value per share (the "Common Stock"), of Triad. CAC made the Offer in accordance with the terms of the Agreement and Plan of Merger, dated as of October 17, 1996 (the "Merger Agreement"), among CCI, CAC and Triad, which provided, among other things, that certain real property assets of Triad and 3055 Triad Dr. Corp. would be spun off to the stockholders of Triad in a dividend to be declared prior to the consummation of the Offer. The dividend was declared on February 26, 1997. On February 27, 1997, the Offer was consummated with CAC obtaining over 98% of the outstanding shares of Triad Common Stock in the tender process. For a description of the distribution of membership interests of the Company (the "Shares"), see "Summary of Spin-Off Transaction -- Transfer of Assets / Plan of Distribution."

THE COMPANY

     The Company was organized under the laws of the State of Delaware as a limited liability company on February 10, 1997. Prior to the distribution of the Shares discussed herein, the Shares of the Company have been owned 99% by Triad and 1% by 3055 Management Corp., a California corporation ("Management Corp."), all the stock of which is owned by William W. Stevens, James R. Porter and Richard C. Blum, three current or former directors of Triad. The Management Corp. is the exclusive operator of the Company's business except that certain actions require the approval of its Advisory Board (the "Advisory Board"). See "Management of the Company."

     At the time of the formation of the Company, 3055 Triad Dr. Corp., the owner of the Headquarters, was merged with and into Triad, with Triad being the surviving corporation.


     The Company intends to continue the efforts of Triad to liquidate its investment in the Property. In the meantime, the Company will own, operate, improve and maintain the Property. The Company may enter into joint ventures with third parties for the purpose of disposing of the Property if the Advisory Board determines that such arrangements are appropriate to the purposes of the Company. See "Business of the Company."

TRANSFER OF ASSETS / PLAN OF DISTRIBUTION


     Pursuant to that certain Real Estate Distribution Agreement dated as of February 26, 1997 between Triad, 3055 Triad Dr. Corp., Management Corp. and the Company (the "Distribution Agreement") Triad contributed to the Company certain of its respective real estate assets located in Livermore, California, consisting primarily of the Headquarters, subject to the existing first deed of trust, and the Land, subject to existing assessment bonds, and the right to certain refunds for infrastructure expenditures from the City of Livermore. Pursuant to the Distribution Agreement, the Company assumed certain liabilities of Triad related to the Headquarters and the Land, Triad agreed to provide certain administrative support to the Company and the Company indemnified Triad against all taxes, costs and expenses related to the formation of the Company, the Property and the distribution of the Shares. See "Description of Distribution Agreement."

     Triad is distributing (the "Distribution") to its stockholders of record as of the close of trading on February 26, 1997 (the "Distribution Record Date"), in the form of a dividend, 99% of the issued and outstanding Shares. The remaining 1% of the Shares will continue to be owned by Management Corp. The Distribution is being made on the basis of one Share for each share of Common Stock outstanding after the close of trading on the Distribution Record Date. The former Triad shareholders entitled to receive the Shares are referred to as the "Distributees" and the holders of Shares subsequent to the Distribution Record Date are referred to as "Share Holders." See "Plan of Distribution."

TAX CONSEQUENCES

     The tax consequences of owning Shares in the Company to a particular Share Holder will depend in part on the Share Holder's own tax circumstances. Each Share Holder should consult his or her own tax advisor about the United States federal, state and local tax consequences of owning Shares in the Company. For a general discussion regarding certain tax consequences of receiving shares of stock as a dividend, see Section 4 of the Offer to Purchase, filed by CAC and CCI with the Securities and Exchange Commission (the "Commission") on October 23, 1996.

     The Company anticipates that it will be classified for federal income tax purposes as a partnership and that the beneficial owners of Shares will generally be considered partners in the Company. Accordingly, the Company will pay no federal income taxes and a Share Holder will be required to report in the Share Holder's federal income tax return their share of the Company's income, gains, losses and deductions, regardless of whether or not the Company makes cash distributions to the Share Holders. In general, cash distributions to a Share Holder will be subject to federal income tax only if, and to the extent that, they exceed the tax basis in Share Holder's Shares.

     As a partnership for tax purposes, the Company and the Share Holders will be subject to a number of complex tax rules limiting the deductibility of losses, rules for the calculation of tax basis and special rules affecting tax exempt Share Holders.

     The Company will be classified (or will elect to be classified) as a corporation for purposes of the California Revenue and Taxation Code. The Company will pay corporate income taxes in California and any distributions by the Company to the Share Holders will be subject to tax as dividends or liquidating distributions, as the case may be, for purposes of the California income tax laws.

     For a more detailed discussion of these issues, see "Tax Considerations."

NO ASSURANCE OF ANY MARKET FOR SHARES

     Because the Company has been owned only by Triad and Management Corp., no trading market currently exists for the Shares. The Company has no present intention of applying to any exchange or quotation service in order to obtain trading or quotation privileges after the distribution of the Shares from Triad. Therefore, there is no assurance that an active market will develop for the trading of the Shares, and there is likewise no assurance as to any price at which the Shares may trade at any future time. See "Trading of Shares."

CASH DISTRIBUTIONS

     In general, the Company will distribute distributable cash to the Share Holders at such times and in such amounts as the Advisory Board may determine. The Company is required pursuant to the Distribution Agreement to maintain a minimum net worth of $2,350,000 until 60 days after the expiration of all statutes of limitation with respect to the assessment of any tax deficiency related to the transactions contemplated by the Distribution Agreement, which is estimated to be approximately four years. This obligation to maintain a minimum net worth will affect the Company's ability to make distributions. See "Description of Shares."

RISK FACTORS

     The Company faces a number of real estate risks and risks related to its relationship with Triad, as well as risks related to the Shares. See "Risk Factors."

                                  INTRODUCTION


     This Information Statement is furnished in connection with the distribution by Triad Systems Corporation ("Triad") of 19,708,123 membership interests ("Shares") of Triad Park, LLC ("Company") described herein ("Distribution").


     The principal executive offices of the Company are located at 3055 Triad Drive, Livermore, California 94550. This Information Statement is being sent to the Triad stockholders of record as of the close of trading on February 26, 1997
("Distributees") on or about             , 1997.

     Pursuant to the terms of the Distribution Agreement, Triad will distribute to the Distributees 99% of the issued Shares of the Company, all as described under "Plan of Distribution" below.

     Each Distributee will receive one Share for each share of Common Stock held as of the close of trading on February 26, 1997. (See "Plan of Distribution").

                          REASONS FOR THE DISTRIBUTION

     During the negotiation of the Merger Agreement, Triad's Board of Directors believed that the real property assets of Triad were being undervalued and that the maximum value for Triad's stockholders with respect to such real property assets would be achieved by effecting the Distribution and liquidating such real property assets.

     Pursuant to the Merger Agreement, CAC agreed to offer to purchase all outstanding shares of Common Stock at a per share price of $9.25 per share, net to the seller in cash. The Offer pricing contemplated that the land and buildings owned by Triad and 3055 Triad Dr. Corp. in Livermore, California and certain other related assets would not be subject to the Offer but instead would be contributed to the Company, and substantially all of the Shares would be distributed to Triad's stockholders of record as of the close of trading immediately prior to the consummation of the Offer.

                              PLAN OF DISTRIBUTION

DESCRIPTION OF THE PLAN

  Contribution Transactions.

     Prior to Triad's contribution of any property to the Company, Triad, 3055 Triad Dr. Corp. and the Company entered into a First Amendment to Project Lease Agreement dated as of February 26, 1997 (the "Lease Amendment") which amended the term and rental rate of the subject lease and contemplated 3055 Triad Dr. Corp. merging into Triad and whereby upon the contribution of the Property to the Company, the Company would automatically be substituted as the landlord under the Project Lease Agreement dated as of August 1, 1988 between 3055 Triad Dr. Corp., as landlord, and Triad, as tenant (the "Lease Agreement"). The Lease Agreement, as amended, continues the existing rent of $2,505,720 per year for the first two years and provides for an adjustment to market value for the remaining three years, but not to a rent less than the current rent or more than 120% of the current rent. There is also an option in favor of Triad to extend the term for five additional years.

     At the time of formation of the Company, 3055 Triad Dr. Corp., the owner of the Headquarters, was merged with and into Triad, with Triad being the surviving corporation.

     3055 Management Corp. ("Management Corp.") was formed by James R. Porter, William W. Stevens and Richard C. Blum who contributed to Management Corp. promissory notes with a value equal in the aggregate to 1.01% of the value of the real property assets to be contributed to the Company by Triad pursuant to the Real Estate Distribution Agreement dated as of February 26, 1997 among Triad, 3055 Triad Dr. Corp., the Management Corp. and the Company ("Distribution Agreement").

     Pursuant to the Distribution Agreement, Triad contributed all of the assets associated with approximately 303 acres of unimproved land in Triad Park owned by Triad (the "Land"), subject to all existing encumbrances including approximately $9,228,000 in bonded indebtedness at December 31, 1996, and all of the assets associated with three buildings and improvements (comprising 220,000 square feet) situated on approximately 15 acres of land in Triad Park (the "Headquarters," and collectively with the Land, the "Property"), subject to all existing encumbrances including a first deed of trust of approximately $9,749,000 at December 31, 1996, in exchange for 99% of the Shares of the Company (the "Contribution"). Management Corp. contributed a promissory note equal to 1.01% of the value of the contribution of Triad in exchange for 1% of the Shares of the Company.


     At the time of these contributions, an aggregate of 19,708,123 Shares were issued to Triad and 199,072 Shares were issued to Management.


  Post-Contribution, Pre-Distribution Transactions.

     For the period of time following the Contribution and up to the Distribution, the Company has operated in a manner designed to maintain or increase the value of its real estate assets.


     Additional Encumbrances. The City of Livermore has entered into a Bond Indenture and issued an Official Statement to raise a total of $9,070,000 in new funds from the sale of Mello-Roos bonds. The sale of the bonds closed March 24, 1997 and the proceeds are designated to refinance the prior bonded indebtedness of approximately $2,255,000, to fund reimbursements to the Company of approximately $2,045,000 arising from previously completed improvements, to provide funds of approximately $3,700,000 to complete improvements to the Land required by various agreements with the City of Livermore and others, to pay financing expenses of $610,000 and to create a bond reserve fund of approximately $673,000 held by the City of Livermore. Of this new indebtedness, approximately $5,218,000 is an additional encumbrance to the property owned by the Company and $1,726,000 is a refinancing of existing debt. As a result of this bond offering, the total indebtedness encumbering the Property owned by the Company is approximately $14,447,000.


     Operational Support. In order to facilitate the orderly management of the Company following the Contribution, for a period of one year Triad has agreed to provide (at no cost to the Company) at least two cubicles of office space and telephone and secretarial support to two employees of the Company and to give those employees access to such other office equipment as is reasonable and necessary.

     In addition, in order to assist the Company in meeting its reporting requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and to conduct its real estate operations for two years following the Contribution, Triad has agreed to provide the Company with certain in-house legal and accounting support and the Company has agreed to reimburse Triad for its fully burdened cost of the personnel providing such support. The Company has agreed that Triad will have no liability for the actions of their personnel providing this support.

     Listing Agreement. The Company intends to enter into a listing agreement with Grubb & Ellis on financial terms to be negotiated to sell the Property for the Company.

     Distribution of Shares. The final step in the Plan of Distribution is the distribution of the Shares to the Distributees. The conditions to the Distribution having been fulfilled, Triad is transferring its 99% of the Shares in the Company to the Distributees as a dividend distribution. The dividend distribution was declared by Triad's Board of Directors on February 26, 1997. Upon receipt of the dividend distribution, a Distributee will automatically become a member of the Company (each a "Share Holder") and will own one Share for each share of Triad Common Stock owned by such Distributee at the close of trading on February 26, 1997. No consideration will be paid by the Distributees in connection with the Distribution. Certificates representing the Shares are being mailed to Distributees along with this Information Statement.

     One percent of the Shares have been issued to Management Corp., in exchange for its contribution of a promissory note equal to 1% of the total Company capital. Management Corp. serves as the manager of the Company (see "Management of the Company"). The stock of Management Corp. is owned by three of

Triad's current or former directors. When Management Corp. pays its promissory note to the Company, the Company will use the proceeds of the note to redeem that number of Shares from the stockholders of Management Corp. that will cause their aggregate percentage ownership interest in the Company to equal their aggregate percentage ownership of Common Stock prior to the consummation of the Offer) (see "Transactions with Interested Parties"). The Company will pay Management Corp. an annual fee equal to 2% of the Company's taxable income allocated to Management Corp. for the preceding taxable year, to compensate Management Corp. for California state income taxes on its share of the Company's income. In other words, Management Corp. will receive income equal to 102% of the income that a Share Holder of equal ownership interest would receive (see "Compensation of Management").

APPROVAL OF PLAN OF DISTRIBUTION NOT REQUIRED

     Under the laws of Delaware, the Plan of Distribution is not required to be submitted to the stockholders of Triad for their approval. Consequently, the Triad stockholders did not have and do not have the right to approve or disapprove the Plan of Distribution.

REASON FOR FURNISHING THIS INFORMATION STATEMENT

     This Information Statement is being prepared by Triad solely in order to provide information to the Distributees in connection with the Distribution. It is not to be construed as an inducement or encouragement to buy or sell any securities of the Company or any other business entity.

                                  RISK FACTORS

     The Company's ability to dispose of its real estate assets and make cash distributions to Share Holders is subject to many risks. These risks fall into several categories, including, but not limited to, general economic risks such as interest rate fluctuations, changes in gross domestic product, tax law changes, and other macro-economic factors. In addition, the Company is subject to certain risks relating to the real estate business, the Company's relationship with Triad, the nature of the Shares and their illiquidity and the Company's limited operating history.

REAL ESTATE RELATED RISKS

     1. General Risks. The Company's investment in the Property is subject to all the risks generally incident to the ownership of real property. The ability of the Company to make distributions to Share Holders, and the amounts and timing of any distributions, are dependent on the value of the Property. The value of the Property and the amount the Company is able to obtain in sales of such Property may be adversely affected by changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, changes in interest rates and in the availability, costs and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, changes in real estate tax rates and other operating expenses, changes in governmental rules and fiscal policies, changes in zoning laws, acts of God, including earthquake and other natural disasters (which may result in uninsured losses) and other factors which are beyond the control of the Company.

     2. Value and Illiquidity of Real Estate. The primary purpose of the Company is to liquidate the Property as promptly and prudently as is feasible. However, real estate investments are relatively illiquid. Therefore, the ability of the Company to dispose of the Property in a prompt manner may be limited. Consequently, the amount to be received from any sale of the Property is heavily dependent upon the strength of the commercial real estate market in the San Francisco East Bay Area in general, and the Pleasanton/Livermore/San Ramon market in particular. This market has fluctuated widely during the past 10 years. There can be no assurance that the Company will be able to sell the Property in a prompt manner. Further, there can be no assurance of the amount of proceeds from any sale.


     3. Payment Obligations and Dependence on Payments under Lease
Agreement. The Company will have fixed payment obligations in the form of (i) monthly payments on a first deed of trust encumbering the Headquarters in the amount of $165,381 and (ii) semi-annual payments on bonded indebtedness encumbering all of the unsold Property in the estimated amount of $650,000. The Headquarters is leased for five years at a rate which produces a small positive cash flow above the mortgage payments. The Company's ability to make distributions to Share Holders will depend, in part, upon the ability of Triad, as lessee, to make rental payments. Any failure or delay by Triad in making rental payments may adversely affect the Company's ability to make distributions to the Share Holders. Besides rental payments from Triad, the Company is dependent on the sale of the Property to produce cash flow for continued operations. Unless the Company has a sustained rate of sales, it may not have sufficient cash for operations or distributions to Share Holders.


     4. Lease Agreement. Under the terms of the Lease Amendment, the expiration date of the Lease Agreement was changed to February 27, 2002, with the current rental rate remaining effective for two years (1997 and 1998). The rent for the remaining three years of the term of the Lease Agreement (1999 - 2002) will be an amount equal to the prevailing market rate in the Pleasanton/Livermore/San Ramon market area as of the time of negotiation but not less than the current rent nor more than 120% of current rent. Although the Company currently believes the rent will increase, there can be no assurances that the rent will increase and there can be no assurances as to the amount of any such increases.

     5. Governmental Entitlements. The sale of the undeveloped property will depend upon the ability of the Company, or other developers who contract to purchase property from the Company, to obtain necessary entitlements from the City of Livermore and other governmental agencies with jurisdiction. There can be no assurance that the Company or such other developers will be able to obtain the necessary entitlements. The inability to obtain entitlements or delays in obtaining entitlements could adversely affect the timing of and amounts received in connection with sales of the Property by the Company. For example, the City of Livermore has recently adopted a temporary moratorium on new residential development. This may affect the sale of the Company's property of which approximately 28.1 acres (about 20%) is designated for residential development.


     6. Reimbursement for Improvements. The Company is currently obligated to undertake approximately an additional $7,000,000 in improvements on the Property. The City of Livermore has indicated that it is willing to reimburse the Company for improvements undertaken and paid for by the Company by means of bond financings. Historically, the City of Livermore has fulfilled such reimbursement commitments to Triad and has been able to successfully sell related bond offerings. However, if for any reason the City of Livermore is unsuccessful in completing a bond offering, the Company would not receive any reimbursement for such improvements. In addition, there is a significant chance the cost of the improvements undertaken by the Company will exceed the amount of the bond financings and the Company would be responsible for paying any such cost overruns.

     7. Property Taxes. The Property is subject to real estate taxes. The real estate taxes may decrease or increase as property tax rates change and as the value of the properties are assessed or reassessed by taxing authorities. There is a possibility that the spin-off transactions described herein may be considered a change in ownership and trigger a reassessment of the Property to current market value. However, based upon the Appraisal (see the "Appraisal") the current market value is believed to be less than the value currently used for property tax purposes. If property taxes increase as a result of such reappraisals or reassessments, the Company's ability to make expected distributions to Share Holders could be adversely affected.


     8. Environmental Matters. The Company's financial condition may be affected by the obligation to pay for the cost of complying with existing environmental laws as well as future environmental legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up certain hazardous or toxic substances or petroleum product releases at a property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by such parties in connection with contamination. Such laws, ordinances and regulations often impose liability whether or not the owner or operator knew of, or was responsible for, the presence or release of such hazardous or toxic substances or petroleum products. In addition, the owner or operator of a site may be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site. Further, a real estate owner may be required to make certain accommodations in accordance with various endangered species laws and regulations of the California Fish and Game Department. Finally, the Company has agreed in the Distribution Agreement to indemnify Triad against any claims relating to certain environmental costs and liabilities associated with the Property prior to the Distribution (see"Description of Distribution Agreement -- Indemnitees"). Although the Company is not currently aware of any environmental liabilities which are expected to have a material adverse effect on the Company's operations or financial condition, there can be no guarantee that such liabilities will not arise in the future.


RISKS RELATED TO RELATIONSHIPS WITH TRIAD


     1. Payments under Lease Agreement and Lease Amendment. The Company's principal predictable revenue source is the lease of the Headquarters to Triad pursuant to the Lease Agreement and Lease Amendment. As a result, in the event that Triad is unable for any reason to continue to make its lease payments in a timely manner, such inability or delay may have a material adverse impact on the Company's revenues and the Company's ability to make distributions to the Share Holders. Triad's financial performance may also impact the value of the Headquarters in a sale transaction.



     2. Indemnification. The Company has agreed to provide broad indemnification to Triad for several matters, including, but not limited to, any environmental claims, losses, damages, liabilities and costs, including reasonable consultant's and attorneys' fees, any costs of expenses of the Distribution, particularly income taxes, fees and any claims of violations of state or federal securities laws (it is the view of the Commission that indemnification for claims under the federal securities laws may be against public policy), and any claims whatsoever arising out of the Property. Therefore, the Company is financially responsible for all expenses related to the formation of the Company and the Distribution, whether arising out of Share Holder or third party claims, tax adjustments by federal or state taxing authorities to the treatment of the spin-off transaction, environmental problems, or claims of past violations under any of Triad's obligations related to Property or similar problems. This indemnification obligation of the Company could have a material adverse affect on the ability of the Company to make distributions to Share Holders.


     3. Management and Conflicts of Interests. James R. Porter serves on the Board of Directors of Triad and also serves on the Board of Directors of Management Corp. and the Advisory Board of the Company. William W. Stevens serves on the Board of Directors of Management Corp. and the Advisory Board of the Company. Stanley F. Marquis is employed by Triad as a senior officer (although he has announced he will leave Triad effective June 30, 1997) and also serves on the Advisory Board of the Company. Larry D. McReynolds is the facilities manager for Triad and also serves as the President of the Company, and is in charge of the Company's day to day operations. Messrs. Porter, Stevens, Marquis and McReynolds are presently serving or are employed in the above positions and may continue to do so for an indefinite period of time. Messrs. Porter, Stevens, Marquis and McReynolds have extensive knowledge of the Company's real property assets. Therefore, the Company believes that Messrs. Porter, Stevens, Marquis and McReynolds will be important to the Company's success in obtaining maximum value for its real property assets. However, these individuals could develop conflicts of interest, particularly related to the Lease Agreement or the provisions of the Distribution Agreement. Such conflicts of interest could have a material adverse affect on the results of operations and financial condition of the Company.


     4. Relations with Third Parties. Triad will supply the Company with certain legal and accounting help through Triad's legal and accounting personnel. The Company will be required to reimburse Triad for the cost of providing these services. However, unlike customary practice in third party professional service relationships, Triad will have no liability related to the services. Therefore, the Company may incur liability for which it would have no recourse.


     5. Dual Representation of Triad and the Company. The primary agreements between Triad and the Company, including but not limited to the Lease Agreement and the Distribution Agreement, were not negotiated at arms' length and both Triad and the Company were represented by the same legal counsel at the time of entering into these agreements. Triad, 3055 Triad Dr. Corp., CCI and the Company executed a Conflict Agreement related to these conflicts, a copy of which is attached as Exhibit A. The interests of CAC and its parent, as the future shareholders of Triad, were represented by separate legal counsel in the negotiation of these agreements. Consequently, the terms of such agreements may not be as favorable to the Company as they would have been if negotiated at arms' length.



RISKS RELATED TO THE SHARES.


     1. Trading of Shares. Because all Shares have been owned by Triad and Management Corp., no trading market exists for the Shares. The Company has not applied, and has no present intention of applying, to any exchange or quotation service in order to obtain trading or quotation privileges for the Shares. Therefore, there is no assurance that an active market will develop for the trading of the Shares. There is likewise no assurance as to any price at which the Shares may trade at any future time. If an active market develops for the trading of the Shares, the Company believes that, due to the illiquid nature of the Property, the Shares may trade at a significant discount from their proportionate share of the fair market value of the Property.

     2. Share Holder Rights Plan. The Company has adopted a Share Holder Rights Plan intended to achieve the highest value for all Share Holders in the event of an attempt to acquire control of the Company. The Share Holder Rights Plan may discourage certain buyers of the Shares, and therefore may reduce the volume of Shares trading at any time and/or the price of such Shares. There is no assurance that the Share Holder Rights Plan would not reduce the volume of Shares trading at any time and/or the price of such Shares.

RISKS RELATED TO LACK OF OPERATING HISTORY



     1. Lack of Operating History. The business of the Company is to sell the Property as expeditiously as possible and in the meantime to own, operate and maintain it. Although certain executives of Management Corp. have some experience in the business relating to the Property, Management Corp. has no prior experience as a stand-alone business engaged in the real estate business. Further, the key executives of Management Corp. will not be devoting their full time or attention to the Company's business. The future success of the Company depends in large part on its ability to sell the Property and realize a profit. There can be no assurance that the Company will be able to sell the Property or realize a profit and its inability to do so could have a material adverse effect on the financial condition of the Company and the ability of the Company to make distributions to Share Holders.



     2. Management Structure. The Share Holders are limited in their ability to affect the management of the Company. Although Share Holders, in their capacity as Share Holders, may elect to vote to remove members of the Advisory Board, with or without cause, and every two years will elect members of the Advisory Board, Share Holders will not directly or indirectly participate in the management or operation of the Company. Further, Share Holders will not have the ability to directly remove Management Corp. as manager (although the Advisory Board may undertake the removal), nor will they have the ability to appoint or remove members of the board of directors of Management Corp. See "Management of the Company."


                           RELATIONSHIP BETWEEN TRIAD
                                AND THE COMPANY

     In connection with the transfer of the Land and the Headquarters to the Company, Triad, 3055 Triad Dr. Corp., Management Corp. and the Company entered into the Distribution Agreement, which includes agreements with respect to services, indemnification, tax sharing and other matters. Because all Shares of the Company were then owned by Triad and Management Corp., the Distribution Agreement was not entered into on the basis of arm's length negotiations between the parties. See "Description of Distribution Agreement."

     Similarly, the Company and Triad entered into the Lease Amendment which includes certain agreements with respect to a shortening of the lease term, renegotiation of the annual rental rate and sublease rights. Because all Shares of the Company were then owned by Triad and Management Corp., the Lease Amendment was not entered into on the basis of arm's length negotiations between the parties. See "Description of Lease Agreement."

     In order to facilitate the management of the Company following the Contribution, for a period of one year Triad has agreed to provide (at no cost to the Company) at least two cubicles of office space and telephone and secretarial support to two employees of the Company and to give those employees access to such other office equipment as is reasonable and necessary.

     In addition, in order to assist the Company in meeting its reporting requirements under the Exchange Act and to conduct its real estate operations, Triad will provide the Company with administrative assistance from Triad's legal and accounting personnel who have experience with the particular matters. The Company shall reimburse Triad for the fully burdened hourly cost of providing these services. Triad shall have no liability to the Company arising out of the performance of these services.

     Triad and the Company have agreed that Larry D. McReynolds will act both as a facilities manager for Triad and as a development manager for the Company as further described in the Distribution Agreement (the "Property Manager"). At the time of the Distribution, the Property Manager will be actively employed by Triad for fifty percent of his time and by the Company for fifty percent of his time.


     Effective upon the Contribution, the Company has agreed in the Distribution Agreement to indemnify Triad against any claims relating to "Environmental Costs and Liabilities" (as defined in the Distribution Agreement) associated with the Property prior to the Distribution (see "Description of Distribution
Agreement -- Indemnities"). Subject to certain limitations, the Company has also agreed in the Distribution Agreement to indemnify Triad against certain taxes arising from, or relating to, among other things, any sale of the Property after October 17, 1996, the Company, the formation of the Company, the transfer by Triad or any affiliate of Triad of the Property to the Company, the assumption or refinancing of any liabilities with respect to the Property and the sale, exchange or distribution of interests in the Company by Triad.


     James R. Porter serves on the board of Triad and continues to be employed by Triad as a senior officer while he serves as a member of the Management Corp. board and the Advisory Board of the Company. William W. Stevens serves as a member of the Management Corp. board and the Advisory Board of the Company. Stanley F. Marquis is currently employed by Triad as a senior officer although he has announced he will leave Triad effective June 30, 1997 and serves as a member of the Advisory Board of the Company. Larry D. McReynolds is the facilities manager for Triad and also serves as the President of the Company and is in charge of its day to day operations. Messrs. Porter, Stevens, Marquis and McReynolds are presently serving or are employed in the above positions and may continue to do so for an indefinite period of time. While the Company believes that these people with their extensive knowledge of the Company's business will be important to its success in obtaining maximum value for its real property assets, conflicts of interest could develop, particularly related to the Lease Agreement or the provisions of the Distribution Agreement. These potential conflicts arise from the loyalties owed by the same person acting as a corporate fiduciary for two different companies, under circumstances where the two companies may have adverse interests. Where such conflicts arise, it is expected that any of the foregoing persons who has a conflict will refrain from consideration of and voting on any such matter.



     In an attempt to reduce the inherent conflicts, all of the material agreements which affect the on-going relationship between the Company and Triad, such as the Distribution Agreement and the Amendment to the Lease, were negotiated between the then current Triad officers, representing the interests of the Company, and the officers of CCI, as the future sole shareholder of Triad representing the interests of Triad. Thus even though the transactions were entered into at a time when all of the interests were ultimately beneficially owned by the same parties, the future conflicting interests were reflected in the determination of the terms of the transaction.



     Triad and 3055 Triad Dr. Corp. have been represented by the law firm of McCutchen, Doyle, Brown & Enersen, LLP ("McCutchen") in a wide variety of matters for several years and McCutchen also currently represents the Company for various matters, including those relating to the Distribution. CCI and CAC are represented by the law firm of Weil, Gotshal & Manges, LLP ("Weil"), and Weil reviewed all of the material agreements relating to the Distribution on behalf of CCI as the future sole shareholder of Triad. In a Conflict Agreement dated as of February 26, 1997 between Triad, 3055 Triad Dr. Corp., the Company and CCI (the "Conflict Agreement"), Triad, 3055 Triad Dr. Corp., and the Company agreed to ongoing joint representation by McCutchen and waived any conflicts that may arise in the course of such representation. The parties also agreed that both Triad and the Company may call upon McCutchen for further representation in matters in which there is no direct conflict between their respective interests. Finally, the parties agreed that if any direct disputes arise between Triad and the Company during any part of this transaction, neither McCutchen nor Weil will represent either of the parties. The foregoing is a summary of certain terms of the Conflict Agreement, is not a complete description of the terms and conditions contained therein, and is qualified in its entirety by reference to the Conflict Agreement, a copy of which is attached as Exhibit A.


                     DESCRIPTION OF DISTRIBUTION AGREEMENT


     The following is a summary of certain terms of the Distribution Agreement. This summary is not a complete description of the terms and conditions and is qualified in its entirety by reference to the Distribution Agreement, a copy of which without exhibits is attached as Exhibit B.



CONTRIBUTIONS TO THE COMPANY


     On February 27, 1997 (the "Contribution Date") Triad transferred to the Company, as a contribution, subject to all title defects, objections, liens, pledges, claims, rights of first refusal, options, changes, security interests, mortgages, or other encumbrances of any nature (collectively, "Encumbrances") including but not limited to a first deed of trust securing indebtedness in the approximate amount of $9,749,000 at December 31,

1996 and bonded indebtedness in the approximate amount of $9,228,000 at December 31, 1996, the Land and the Headquarters, and all of the assets associated therewith (but not promissory notes received in sales of property that occurred prior to October 17, 1996), and including, without limitation, all right, title and interest of Triad in (i) all proceeds arising out of sales of the Land after October 17, 1996, and (ii) all rights to refunds and reimbursements from the City of Livermore, California or other governmental agency or utility for improvements installed and paid for by Triad.

     Also on the Contribution Date, Management Corp. transferred to the Company, as a contribution, its promissory note in the amount of $142,440.30.

     In conjunction with the contribution of the Property, the Company assumed the following liabilities related to the Property and the Distribution: (i) all indebtedness of Triad or 3055 Triad Dr. Corp. secured, in whole or in part, by any of the Property, (ii) all costs and expenses solely attributable to the transactions related to the Distribution, whether before or after the consummation of the Offer and (iii) certain other liabilities set forth in the Distribution Agreement.

     In exchange for their respective contributions, Triad and Management Corp. became the initial members of the Company. Triad received Shares in the Company in proportion to the value of the Property as shown in the Appraisal Report (as defined herein) plus certain additional assets, less the dollar amount of any liens against the Property. Management Corp. received Shares in proportion to the face amount of its promissory note to the Company. Triad received 99% of the Shares issued by the Company and Management Corp. received 1% of the Shares issued by the Company.


     Distribution of Shares. A Form 10-SB Registration Statement filed by the Company with the Commission having been declared effective, Triad is distributing its Shares to the Distributees together with copies of this Information Statement. The distributions of the Shares to the Distributees will be in the form of a dividend from Triad.



     Indemnities. Effective upon the Contribution, the Company has agreed in the Distribution Agreement to indemnify Triad against any claims relating to "Environmental Costs and Liabilities" associated with the Land or the Headquarters prior to the Distribution. These "Environmental Costs and Liabilities" include all costs, liabilities, losses, claims and expenses arising from or under any "environmental law." The term "environmental law" is defined to include any applicable law regulating or prohibiting releases into any part of the natural environment, or pertaining to the protection of natural resources, the environment and public and employee health and safety including, among other laws, the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act (RCRA), the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, and the Occupational Safety and Health Act, and any applicable state or local statutes.


     Subject to certain limitations, the Company has also agreed in the Distribution Agreement to indemnify Triad against certain taxes arising from, or relating to, among other things, any sale of the Property after October 17, 1996, the Company, the formation of the Company, the transfer by Triad or any affiliate of Triad of the Property to the Company, the assumption or refinancing of any liabilities with respect to the Property and the sale, exchange or distribution of interests in the Company by Triad.


     Net Worth Covenant. To support its ability to fund the above-referenced indemnities, the Company has agreed to maintain a net worth of at least $2,350,000, such net worth to be calculated based upon the most recent appraised value of the Company's then existing real property assets, until 60 days after the expiration of all statutes of limitation related to the assessment of any tax deficiency related to the transactions contemplated by the Distribution Agreement. The Company estimates that the duration of such time period will be approximately four years. Triad may cause the real property to be appraised at any time and the Company must pay one half of the expense if the most current calculation of net worth is less than $4,000,000.



     Insurance. On the Contribution Date, participation by the Company in any insurance coverage of Triad or its subsidiaries terminated, but the Company retained any pre-existing insurance claims.

     Post-Contribution Support. To facilitate the orderly management of the Company, the following will be provided to the Company by Triad, at no cost to the Company, for one year: (i) two cubicles of office space, (ii) reasonable filing space, (iii) two telephones (all telephone charges to be paid by the Company), (iv) reasonable access to the office space, and (v) general office support such as secretarial help, heating and air conditioning, and access to computers and other equipment.



     Post-Contribution Contract Services Agreement. Triad has also agreed to provide, for a period of two years after the Contribution Date, reasonable assistance from Triad's in-house legal and accounting staff to aid the Company in meeting its reporting requirements under the Exchange Act. The Company shall reimburse Triad for its fully burdened cost of providing these services. The Company estimates the annual cost of such reimbursement to be approximately $130,000.



                         DESCRIPTION OF LEASE AGREEMENT



     The following is a summary of certain terms of the Lease Agreement, as amended by the Lease Amendment. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the Lease Agreement and the Lease Amendment, copies of which are attached as Exhibit C and Exhibit D, respectively.


     Parties and Term. The Lease Agreement was entered into as of August 1, 1988 by and between 3055 Triad Dr. Corp., as landlord, and Triad, as tenant, and pertains to a lease of the Headquarters. By virtue of the Lease Amendment, the Company has succeeded 3055 Triad Dr. Corp. as landlord. The primary term provided for in the Lease Agreement expires on February 27, 2002, subject to earlier termination in accordance with the terms thereof. Triad has an option to renew the lease for one additional term of five years.

     Rent. The Lease Agreement calls for an annual rent of $2,505,720, payable monthly in advance in twelve equal installments, for the two year period from February 27, 1997 through February 26, 1999. The rental rate for the remaining three years of the primary term of the Lease Agreement is to be in an amount equal to the prevailing market rate in the immediate Alameda County market area as of the end of the second year of the primary term. The rental rate for the remaining three years of the primary term cannot be less than the rental rate for the first two years of the primary term and no greater than 120% of that rental rate. Payments under the Lease Agreement are on a "triple net lease" basis, free of any impositions and without abatement, deduction, or set-off. The tenant is required to pay all impositions (e.g., taxes, assessments, maintenance, insurance, repairs, security, utilities, water and sewer charges, excises, levies, etc.) in addition to the annual rent.


     Alterations and Additions. Triad has the right to make additions, alterations, and changes to the Property at Triad's own expense, subject to several limitations. No exterior or structural alterations shall be commenced without the consent of the Company, and any alterations involving an estimated cost of more than $100,000 shall be conducted under the supervision of an architect and may require the posting of a surety bond for the protection of the Company.


     Use of Property. Triad accepted and occupies the Property on an "as-is, where-is" basis without any representation or warranty, express or implied in fact or by law, and without recourse to the landlord (the Company) as to the physical nature, condition or usability of the Property. As landlord, the Company is not required to furnish any services or facilities or to make any repairs or alterations in or to the Property, it being understood that Triad assumed the full and sole responsibility for the condition, operation, repair, maintenance and management of the Property. Triad uses the Property for general office purposes as its corporate headquarters, including manufacturing and warehousing uses incidental thereto.


     Triad shall not use the Property in any way that may make void or voidable any insurance pertaining to the Property. Triad also shall not use the Property in any way that causes damage to the structures, violates laws, or creates a public nuisance. The Company shall not be responsible or liable for any damage or injury to any property, fixtures, merchandise, or decorations or to any person at any time on the Property.

     Triad will indemnify, protect, and save harmless the Company from and against each and every claim, demand, or cause of action to which the Company (as landlord) may be subject, resulting or alleged to result from any violation by Triad or any failure of Triad in the performance of any of the covenants or agreements contained in the Lease Agreement.



     Insurance. Triad will, at its sole cost and expense, keep and maintain the following insurance policies: (i) insurance on the improvements on the Land or any replacements or substitutions thereof, (ii) insurance for comprehensive general public liability to protect and indemnify Triad and the Company against claims for damages to person or property occurring in or about the Property,
(iii) war risk insurance for improvements when and if such insurance is issued by the United States Government in time of war or emergency, and (iv) other insurance on the improvements that may be reasonably required by the Company.



     Damage or Destruction. If the Property is damaged by any casualty at any time during the term of the lease, Triad has the sole responsibility to repair or replace the Property, whether or not insurance proceeds, if any, are sufficient. Subject to certain limitations, proceeds of insurance policies that are payable to the Company will be paid to Triad to offset major repair or replacement costs in the event of a casualty loss. Triad will not be allowed any abatement, allowance, or suspension of rent because of total or partial destruction of the Property.



     Assignment. Triad may not assign, transfer, pledge, mortgage or sublease the Property without the prior written consent of the Company. The making of any assignment, transfer, pledge, mortgage, or sublease shall not operate to relieve Triad from Triad's obligations under the Lease Agreement. In the event that the rent received from a sublessee is greater than the rental rate due the Company, the excess shall be considered additional rent owed by Triad to the Company, and shall be paid when received by Triad.


     Events of Default. Triad may be deemed to be in default under the Lease Agreement in any of the following circumstances (each an "Event of Default"):
(i) whenever Triad is in default in the payment of any installment of rent or any other sum payable to the Company, and if such default is not cured within ten (10) days after the Company notifies Triad of such default, (ii) whenever Triad fails in the keeping or performance of any covenant, agreement, term or provision contained in the Lease Agreement to be kept or performed by it and shall fail to commence to take steps (subject to unavoidable delay) to remedy the same within thirty (30) days after the Company notifies Triad of the same, or having commenced shall fail to remedy the same within ninety (90) days, (iii) whenever Triad becomes subject to a decree by a court having jurisdiction over it in an involuntary case under the federal bankruptcy laws and such situation continues and is not remedied by Triad within one hundred twenty (120) days after the entering of such decree and (iv) whenever Triad commences a voluntary case under the federal bankruptcy laws or fails generally to pay its debts when they come due.

     At the time of any Event of Default, the Company may, at its option, in addition to all other rights and remedies available to it under law or equity, do any one or more of the following: (i) terminate the Lease Agreement, in which case Triad must surrender possession of the Property to the Company, or (ii) enter upon and take possession of the Property and remove Triad from possession, with or without terminating the Lease Agreement.

                    DESCRIPTION OF PROPERTIES OF THE COMPANY

     The Property consists of approximately 303 acres of unimproved land and the 220,000 (approximate) square feet of office contained in three separate buildings situated on 15 acres of land occupied by Triad. The Property is located on the north side of Interstate 580 in the City of Livermore, California. The City of Livermore is located approximately 40 miles southeast of San Francisco.


     All of the buildings are of concrete tilt-up construction and were built in 1987. Building G is a two story office building containing approximately 70,986 square feet. Building K is a 74,064 square foot single story research and development building and Building F is a single story industrial flex building of 74,768 square feet. The office build-out in Buildings K and F is 90 percent and 40 percent, respectively. The Company's management believes that the Headquarters is adequately insured. There are 689 parking spaces associated with the Headquarters. The parking area is landscaped and the areas between the buildings are improved as open courtyards, fenced with iron gates for controlled access. Although the buildings were primarily designed for owner-occupancy, they were also designed to be flexible to allow multi-tenant occupancy.


     The 303 acres of vacant land is divided into land use categories of residential, industrial/office flex, retail and open space. The residential portion consists of three lots comprising approximately 28.1 useable acres. The industrial/office flex portion is divided into eight lots and contains approximately 114.3 acres. The retail/commercial portion is divided into ten lots and contains approximately 35.9 useable acres. The total useable area for these lots is approximately 141 acres. In addition, there are two lots, one of approximately 112 acres designated for open space or agricultural use and one lot of 4.54 acres dedicated for transportation improvements. Finally, approximately 7.8 acres are to be developed as public roadways. Approximately half the required offsite improvements are in place, funded through a combination of assessment bonds and community facility bonds. The construction of the remaining offsite improvements are expected to be funded through additional community facility bonds, as further described below in the final paragraph of this section.


     Several of the vacant land sites are in escrow and most of the remaining sites are subject to a first right of refusal contract.

     Two residential lots, comprising 19.4 acres, are in escrow to be sold to a single purchaser for a total price of $2,900,000 plus current assessments and up to approximately $1,500,000 of future assessments on these lots and an adjacent lot. This transaction is subject to the satisfaction of several material conditions, and the closing is not assured.

     One 19.3 acre lot is subject to a seven day right of first offer held by Lincoln Property Co., starting at $3.99 per square foot and increasing 5% per year, plus assessments. In addition, Lincoln Property Co. has the right of first offer on 8 lots plus the above mentioned lot. Finally, a previous purchaser of a lot holds a three year option, commencing September 1996, on 3.4 to 6 acres of land adjacent to the lot it owns. The option price is $3.60 per square foot plus assessments for two years, increasing to $5.50 for the third year.


     The Property is partially improved with infrastructure improvements, including curbs, gutters, storm drains and typical utilities. A community facilities bond issue was completed on March 24, 1997, the proceeds of which will fund $3,700,000 for future infrastructure improvements and has reimbursed the Company $2,045,000 less a surety deposit of $600,000 for completed infrastructure. In addition, there are $7,000,000 of new bonds which are planned to be sold in the future to fund the remaining improvement required for completion of Triad Park. The current cost estimates for the required improvements indicate that the community facilities bond funding limits should be adequate to cover the expenses of the remaining items of improvement. However, design and engineering is not complete and there is a significant possibility that the actual cost of the improvements may be greater than estimated and may exceed the bond funding limit. Any shortfall in the bond funding will be borne by the Company or by purchasers of lots, which may have an adverse impact on the value of the Land. The remaining required improvements are scheduled to be completed by 2000.


                   SUMMARY OF APPRAISAL REPORT ON PROPERTIES
                                 OF THE COMPANY


     The following is a brief summary of the contents of the Appraisal of: Triad Business Park, Livermore, California, prepared by Carneghi-Bautovich & Partners, Inc., dated November 18, 1996, as amended and qualified in a letter dated February 18, 1997 (the "Appraisal Report"). This summary is not a complete description of and is qualified in its entirety by reference to the Appraisal Report, a copy of which is attached hereto as Exhibit E.



     The Appraisal Report was prepared at the request of Triad in order that Triad could have a sound basis for valuing the Property for purposes of the Distribution. In addition, the Appraisal Report was used in order to determine whether the Company qualified as a "small business issuer" under Commission rules and regulations. The Appraisal Report's main function is to act as the basis for valuing the assets of the Company in order to determine the tax consequences to the parties in connection with the Distribution. Carneghi-

Bautovich & Partners, Inc. received total compensation of $16,800 from Triad (representing fees and expenses) in consideration for preparing the Appraisal Report.


     The Appraisal Report contains detailed research, and a market value appraisal, of the Property, and purports to utilize appropriate valuation methods in accordance with Uniform Standards of Professional Appraisal Practice. The Appraisal Report includes a survey of the local county and subject neighborhood, research and analysis of market trends, discussion of easements and zoning and other information specific to the Property. The Appraisal Report also contains a description of existing and proposed improvements, the appraisal methodology used and comparable building and land sales to which the Property was compared.


     Based on the research and analysis contained in the Appraisal Report and subject to the assumptions and limitations contained therein, the appraisers have opined that the cash equivalent market value of the fee simple and leased fee interest in the Property, in as-is condition, assuming sale of all of the Property in a single transaction, as of November 1, 1996, was $31,800,000. Taking into account the outstanding balance on the first deed of trust of approximately $9,850,000 as of December 31, 1996 and the outstanding balances of assessment district bonds as of December 31, 1996 which encumber the Land of approximately $9,500,000, less the proceeds from a post appraisal sale of $576,351, but anticipated reimbursement of the cost of improvements by the City of Livermore of approximately $2,045,000, the then current market value of net equity in the Property (appraised value plus reimbursements less encumbrances) was approximately $13,919,000. If recalculated based upon the bond refinancing (see "Plan of Distribution -- Past-Contribution, Pre-Distribution Transactions"), this amount would be approximately $9,331,000.


                            BUSINESS OF THE COMPANY

     The Company intends to continue the efforts of Triad to liquidate its investment in the Property. In the meantime, the Company will own, operate, improve and maintain the Property. The Company may enter into joint ventures with third parties for the purpose of disposing of the Property if the Advisory Board determines that such arrangements are appropriate to the purposes of the Company.

     There can be no assurance that the Company will be successful in its efforts to dispose of the Property or that the Company will realize a profit from its activities. The Company will be subject to all of the market forces which impact the ownership and operation of real property, including market supply and demand, interest rates, local, regional and national economic conditions, local land use policies and restrictions, construction costs, competition from other sellers and landlords, and the effects of inflation (see "Risk Factors -- Real Estate Related Risks"). The Company is unable to predict the amount of time it will take to completely dispose of the Property and wind up the Company. Share Holders will generally receive distributions, if at all, at such times and in such amounts as the Advisory Board determines (see "Summary of Limited Liability Company Agreement -- Distributions").

                           MANAGEMENT OF THE COMPANY


     The following contains a description of the management structure of the Company as set forth in the Company's Limited Liability Company Agreement (the "LLC Agreement"). This description is not intended to be complete and is qualified in its entirety by reference to the LLC Agreement, a copy of which is attached as Exhibit F (see "Summary of Limited Liability Company Agreement").


     The manager of the Company (the "Manager") is Management Corp. The Manager will be responsible for management and control of the business of the Company, subject to certain required approvals of the Advisory Board. The Share Holders, in their capacity as Share Holders, may elect or vote to remove members of the Advisory Board but otherwise will not directly or indirectly participate in the management or operation of the Company or have actual or apparent authority to act for or bind the Company. The stock of Management Corp. is owned in equal shares by Richard C. Blum, James R. Porter and William W. Stevens, who have been or are members of the Board of Directors of Triad, are members of the Advisory Board, and are Share Holders. See "Holdings of Principal Share Holders and Security Holdings of Managing Member(s), Executive Officers and Advisory Board Members."

     The decision to create the Manager and to make it the sole manager of the Company was based upon federal self employment taxes. Under proposed IRS regulations, an individual member of an LLC who is also a manager, either as a designated Manager or as a member in a member-managed LLC, must pay self employment tax on his or her share of the LLC's income (with a limited statutory exception for real estate rental income). However, if the manager is an entity, the self employment tax is not imposed on the manager's share of the LLC's income and, with one exception, is not imposed on the share of the LLC's income that is received by a member of the LLC who is an owner or an employee of the manager. (The one exception is a member who participates in the LLC's business for more than 500 hours in a year.)



     The Manager will have full and complete authority, power, and discretion to manage and control the business, affairs, and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business. Subject to the approval rights of the Advisory Board for "Major Decisions" as described below, the Manager will have the power and authority to take any of the following actions, among others: to operate the Property and apply for building permits and zoning designations as the Manager determines necessary, to cause to be paid all amounts due and payable by the Company, to employ such persons necessary to carry out the business and affairs of the Company, to pay all reasonable fees in connection with the organization of the Company, to deal with any governmental agency having jurisdiction over the Company or the Property, and to cause to be paid any and all taxes that may be levied, assessed or imposed upon the Company.



     The duties of the Manager are (a) to proceed to liquidate the Property, (b) to take all necessary and appropriate action for the continuation of the Company's existence as a limited liability company under the laws of Delaware,
(c) to cause to be prepared and timely filed each year all required federal, state and local tax returns and to cause the Company to pay any and all imposed taxes when and as due, and (d) to devote the amount of time reasonably necessary to manage the Company's business and perform the Manager's duties.



     Messrs. Blum, Porter and Stevens will devote such time as is necessary to manage the affairs of the Company, which is estimated to be less than 10% of their time.


     The Advisory Board will be comprised of not less than three and not more than five individuals. The initial members of the Advisory Board are Stanley F. Marquis, James R. Porter, William W. Stevens, and Martin W. Inderbitzen, all of whom have served since the inception of the Company, except for Mr. Inderbitzen, who joined the Advisory Board on March 26, 1997, with one vacancy which may be filled by action of the remaining members. In 1998 and every two years thereafter, the Share Holders will elect the members of the Advisory Board, with each Share being entitled to one vote. Advisory Board members may be removed by the Share Holders at any time, with or without cause, and Advisory Board members may resign. If a member of the Advisory Board is removed, the Share Holders may elect a new Advisory Board member to fill the vacancy. If an Advisory Board member resigns or otherwise ceases to be a member, other than by removal, the remaining members of the Advisory Board may fill the vacancy.


     The Advisory Board has the right to approve certain actions and/or transactions of the Company as described in the LLC Agreement (as defined herein) and defined as "Major Decisions." The Manager may not undertake actions or transactions denominated as Major Decisions unless the Advisory Board has approved the action or transaction. The Major Decisions, as described in Section 4.6(b) of the LLC Agreement, include, among others, the following actions of the
Company: any offer to sell additional Shares or other membership interests, the removal of the Manager, any sales, leases or other dispositions of the Property, entering into any partnership, joint venture, or similar arrangement with any person for the purpose of developing the Property, borrowing money, the construction of improvements on the Property, the appointment, removal and determination of the compensation of officers of the Company, the selection of any management company to manage the property, whether to make any cash distributions, the adoption of any amendments to the Bylaws and the selection of the Company's independent certified public accountants.


     The Advisory Board may appoint officers of the Company. It is anticipated that the Company will employ Larry D. McReynolds to serve as the President. As such, Mr. McReynolds will be in charge of the day to day activities of the Company with many of the same duties he previously performed for Triad. Mr. McReynolds will split his time equally between the Company and as the facilities director for Triad.

     The following table sets forth certain information with respect to members of the Advisory Board and officers of the Company.


         NAME             AGE                            POSITION
----------------------    ---     ------------------------------------------------------
Richard C. Blum           63      Board member of Manager
Stanley F. Marquis        53      Advisory Board member
James R. Porter           61      Advisory Board member; Vice-President and Board member
                                  of Manager
William W. Stevens        65      Advisory Board member; Chairman and Board member of
                                  Manager
Martin W.                 45      Advisory Board member
  Inderbitzen.........
Larry D. McReynolds...    52      President of Company


     Mr. Blum was a director of Triad from 1992 to 1997. He is President and Chairman of Richard C. Blum & Associates, L.P. He is also a director of Northwest Airlines Corporation, URS Corporation and National Education Corporation.


     Mr. Marquis is Vice President and Treasurer of Triad, although he has announced he will resign from these positions on June 30, 1997. He joined Triad in January 1980 as Director of Triad Systems Financial Corporation. In August 1983 he was elected President, Triad Systems Financial Corporation, a position he continues to occupy, and in September 1987 he was elected Treasurer of Triad. In December 1994 he was promoted to Vice President, Finance, Chief Financial Officer and became Corporate Secretary.


     Mr. Porter is the Chairman of the Board of Triad. He was elected as a director of Triad in September, 1985 and was its President and Chief Executive Officer from September, 1985 until the consummation of the Offer. He is also a director of Silicon Valley Bank and Brock International, Inc.

     Mr. Stevens was Chairman of the Board of Triad from 1972 until the consummation of the Offer. He is the founder of Triad and was its President and Chief Executive Officer from its inception until September 1985.

     Mr. Inderbitzen has been a member of the State Bar of California since 1976, maintaining a general civil law practice since that time. His practice has included the areas of title, easement and real estate transactions including the negotiation and drafting of commercial leases, general contractor and sub-contractor agreements. His practice has emphasized land use entitlement and zoning work almost exclusively for the past 10 years.

     Mr. McReynolds joined Triad in September 1984 as its Manager, Facilities and became Manager, Real Estate and Facilities in June 1992. In July 1994 he also assumed responsibility for Office Services. Prior to joining Triad, he served as Director, Facilities and Engineering Services for Syva Company from May 1980 to September 1984.

                           COMPENSATION OF MANAGEMENT

     The Manager will be entitled to receive an annual fee from the Company equal to 2% of the net income, if any, allocated to the Manager (in its capacity as a Share Holder) for the preceding fiscal year. This fee is intended to compensate the Manager for the additional California corporate income tax it will pay on its share of the Company's income. The LLC Agreement permits the payment of additional compensation to the Manager, with the approval of the Advisory Board. No additional compensation has been approved and none is contemplated at the present time.

     Members of the Advisory Board will be entitled to receive reimbursement of expenses and an annual retainer fee of $10,000, payable quarterly, plus a fee of $750 for each meeting and $250 for each telephonic meeting of the Advisory Board which they attend, as compensation for their services as members of the Advisory Board.

     The following table sets forth the compensation of the President of the Company for 1996 while serving in a comparable position to that of President. There are no other executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                  NAME AND PRINCIPAL POSITION                     YEAR      SALARY       BONUS
----------------------------------------------------------------  ----     --------     -------
Larry D. McReynolds, President(1)...............................  1996     $108,000     $37,116

---------------

(1) Mr. McReynolds' compensation in a comparable position for the year 1996 included a management incentive bonus of $7,116 and an incentive bonus for real estate sales of $30,000.

     Officers and employees of the Company shall be entitled to receive compensation as determined by the Advisory Board. Future compensation is expected to be structured with salary and incentive bonuses structured to be compatible with similar job positions. All of Mr. McReynolds' salary and management bonus will be paid by Triad while the Company will reimburse Triad for 50% of his salary and will pay him 100% of any earned bonus based on real estate sales.

                      TRANSACTIONS WITH INTERESTED PARTIES


     To avoid subjecting the Share Holders to employment taxes as member/managers, among other reasons, Triad decided that the Company needed to have a manager. Stevens, Porter and Blum agreed to form a company (Management Corp.) to serve as the Manager of the Company. In order to allow the Manager to own 1% of the Shares and yet have the direct and indirect ownership of Shares by Stevens, Porter and Blum remain unchanged, the Company has agreed to redeem a number of Shares held individually by Stevens, Porter and Blum equal to approximately 1% of the Shares at the same valuation ($142,440) used to calculate the 1% of the Shares acquired by the Management Corp. (see "Plan of Distribution -- Distribution of Shares"). After giving effect to the redemption, Stevens, Porter and Blum will each own a number of Shares directly and indirectly through their ownership of Management Corp. equal to the number of shares of stock each held in Triad on the Distribution Record Date.



     In obtaining 1% of the Shares of the Company, Management Corp. contributed to the Company a promissory note in the amount of $142,440. The note is due on the fifth (5th) calendar day following the Distribution, with no interest owing if the entire principal is paid on or before such date. Management Corp. has the right to prepay any and all amounts of principal without penalty. The Company anticipates using the proceeds from the payment of the note to effectuate the redemption of the Shares held by Stevens, Porter and Blum as discussed in the preceding paragraph.



     For further information regarding certain interested party transactions and relationships, see "Relationship Between Triad and the Company."

          HOLDINGS OF PRINCIPAL SHARE HOLDERS AND SECURITY HOLDINGS OF MANAGING MEMBER(S), EXECUTIVE OFFICERS AND ADVISORY BOARD MEMBERS


     The following table sets forth certain information, as of immediately after the Distribution (based upon holdings of Common Stock as of February 26, 1997), with respect to the beneficial ownership of Shares by (i) all persons expected by the Company to become the beneficial owners of more than 5% of the outstanding Shares upon completion of the Distribution, (ii) each Advisory Board Member of the Company, (iii) the President of the Company, and (iv) all executive officers and Advisory Board Members of the Company as a group.



                                                          AMOUNT AND NATURE OF
                  NAME AND ADDRESS OF                     BENEFICIAL OWNERSHIP
                    BENEFICIAL OWNER                           OF SHARES           PERCENT OF CLASS(1)
--------------------------------------------------------  --------------------     -------------------
Richard C. Blum.........................................        2,012,158(2)               10.1%
  909 Montgomery Street, Suite 400
  San Francisco, CA 94133
Elliott Associates LP...................................        1,257,260(3)                6.3%
  712 Fifth Avenue
  New York, NY 10019
Pioneering Management Corporation.......................        1,237,950                   6.2%
  60 State Street
  Boston, MA 02109
Gabelli Funds, Inc......................................        1,031,200(4)                5.2%
  One Corporate Center
  Rye, New York 10580-1434
James R. Porter.........................................          928,200                   4.7%
  3055 Triad Drive
  Livermore, CA 94550
William W. Stevens......................................          423,690(5)                2.1%
  3055 Triad Drive
  Livermore, CA 94550
3055 Management Corp. ..................................          199,072(6)                1.0%
  3055 Triad Drive
  Livermore, CA 94550
Stanley F. Marquis......................................          136,824                  0.07%
  3055 Triad Drive
  Livermore, CA 94550
Larry D. McReynolds.....................................           18,317                 0.009%
  3055 Triad Drive
  Livermore, CA 94550
Martin W. Inderbitzen...................................                0                     0%
  3055 Triad Drive
  Livermore, CA 94550
All Executive Officers and Advisory Board Members as a
  Group.................................................        1,706,103                   8.6%


---------------

(1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all Shares shown as beneficially owned by them, subject to community property laws, where applicable.


(2) Richard C. Blum ("Blum") is a controlling person and Chairman of Richard C. Blum & Associates Inc. ("Inc."), which is the general partner of Richard C. Blum & Associates LP ("LP"). These Shares are directly owned by (a) three limited partnerships for which LP is the general partner (BK Capital Partners II, 111,111 Shares; BK Capital Partners III, 500,000 Shares; and BK Capital Partners IV, 275,936 Shares) and (b) a managed account over which LP has voting and investment discretion (The Common Fund, 1,111,111 Shares). Blum disclaims beneficial ownership of these securities except to the extent of his pecuniary interest thereof.

(3) Paul E. Singer ("Singer") and Braxton Associates, L.P., a New Jersey limited partnership, which is controlled by Singer, are the general partners of Elliot Associates L.P.



(4) Includes 205,000 Shares held by GAMCO Investors, Inc., 169,900 Shares held by Gabelli Performance Partnership L.P. and 656,300 Shares held by Gabelli Associates Fund. Mario J. Gabelli is the Chairman, Chief Executive Officer and Chief Investment Officer of Gabelli Funds, Inc.



(5) Includes 423,690 Shares held as tenant-in-common with Virda J. Stevens.



(6) In addition to the totals shown in the above table, Messrs. Blum, Porter and Stevens are deemed to be the beneficial owners of 199,072 shares by virtue of their respective one-third equity ownership in 3055 Management Corp.


                             DESCRIPTION OF SHARES


     The following is a description of the Shares and certain provisions of the LCC Agreement. This description is not intended to be complete and is qualified in its entirety by reference to the LLC Agreement, a copy of which is attached as Exhibit F (see "Summary of Limited Liability Company Agreement").


THE SHARES

     The Shares represent membership interests in the Company, which entitle the Share Holders to share in the income, gains, losses, deductions, credit, or similar items of, and to receive distributions from, the Company, the right to vote on certain specified matters, and the right to information concerning the business and affairs of the Company. No Share Holder shall have any obligation to contribute additional capital to the Company. For a description of the rights and privileges of Share Holders under the LLC Agreement, see "Summary of Limited Liability Company Agreement."


TRANSFER AGENT AND REGISTRAR



     GEMISYS Corporation will serve as registrar and transfer agent (the "Transfer Agent") for the Shares and will receive a fee from the Company for serving in those capacities. All fees charged by the Transfer Agent for transfers of Shares will be borne by the Company and not by the Share Holders, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges, special charges for services requested by a Share Holder and other similar fees or charges will be borne by the affected Share Holder. There will be no charge to Share Holders for disbursements of the Company's cash distributions, if any. The Company will indemnify the Transfer Agent, its agents and their respective agents and employees against all claims and losses that may arise out of acts performed or omitted in respect of its activities as Transfer Agent, except for any claim for any liability due to any gross negligence, bad faith or intentional misconduct of the indemnified person or entity.



TRANSFER OF SHARES



     Transfers of Shares will be recorded by the Transfer Agent and recognized by the Company when the transferee executes and delivers a Transfer Application (the form of which is set forth as Exhibit G to this information statement and which is also set forth on the reverse side of the certificates representing the Shares) and delivers the certificate representing the Shares to be transferred, duly endorsed for transfer. Shares are securities and are transferable in accordance with the laws governing transfer of securities. A purchaser or transferee of Shares becomes a member of the Company when the transfer of the Shares is recorded by the Transfer Agent.


                 SUMMARY OF LIMITED LIABILITY COMPANY AGREEMENT


     The following is a summary of the material provisions of the LLC Agreement. This summary is not intended to be complete and is qualified in its entirety by reference to the LLC Agreement, a copy of which is attached as Exhibit F.

     Certain provisions of the LLC Agreement are summarized elsewhere in this Information Statement under various headings. With regard to management of the Company, see "Management of the Company." With regard to allocations of income and loss, see "Tax Considerations." Share Holders are urged to review those sections of this Information Statement and the LLC Agreement carefully.


ORGANIZATION AND DURATION


     The Company was organized as a Delaware limited liability company on February 10, 1997. The initial Share Holders of the Company were Triad and Management Corp. Following the Distribution, the Distributees and 3055 Management Corp. will be the Share Holders of the Company. The Company will dissolve upon the earlier of the liquidation of all of the Property or the vote of a majority in interest of the Share Holders to dissolve the Company.


PURPOSE


     The purpose of the Company is to liquidate the Property, and in the course of liquidating the Property to hold, maintain, operate, develop, improve, subdivide, lease, finance, refinance, offer for sale and sell the Property and any portion of the Property, and to do all other acts or things that may be necessary or appropriate to accomplish the Company's purpose, including entering into joint venture arrangements with third parties, subject to any required Advisory Board approval.


LIMITED LIABILITY



     The liability of a member of a limited liability company is equivalent to the liability of a stockholder of a corporation -- it is limited to the member's share of the assets of the company. Thus, a Share Holder may lose his or her investment in the Company, but generally will not be liable for the obligations of the Company. Under Delaware law, a Share Holder who receives a distribution knowing that the distribution causes the Company's liabilities to exceed its assets is liable to the Company to return the distribution for three years from the date of the distribution.



CAPITALIZATION OF THE COMPANY


     On February 27, 1997, Triad contributed the Property, certain receivables and $595,215 in cash to the Company. Concurrently, Management Corp. contributed its promissory note in the amount of $142,440.30 to the Company. The Management Corp. promissory note is due and payable on or before the fifth (5th) calendar day following the date of the Distribution.

     At the time the Management Corp. promissory note is paid, the Company will redeem from the Management Corp. stockholders a number of Shares that is equal, in the aggregate, to the Shares owned by Management Corp., at the issuance price of the Shares. The purpose of the redemption is to maintain the same relative ownership of Shares as existed among the Triad stockholders on the Distribution Record Date. Consequently, the total capitalization of the Company will be equal to the Triad contributions.

     No Share Holder has any obligation to make additional contributions to the Company. If the Company requires additional capital, it may issue additional membership interests for such prices and on such terms as the Advisory Board determines. Any such additional membership interests could have priority over the Shares as to distributions, voting rights or participation in management of the Company.


DISTRIBUTIONS


     In general, the Company will make cash distributions to the Share Holders at such times and in such amounts as the Advisory Board determines. To the extent the Company has sufficient cash, the Company will distribute to the Share Holders an amount of cash equal to the Company's taxable income multiplied by the highest federal marginal tax rate imposed on individual taxpayers.

     There can be no assurance that the Company will make any distributions to the Share Holders or that any distributions will be adequate to enable the Share Holders to pay income taxes due on their shares of

Company taxable income. In particular, the Distribution Agreement requires the Company to maintain a minimum net worth of $2,350,000 to ensure that the Company is able to satisfy the indemnities given by the Company to Triad under the terms of the Distribution Agreement. The limitations of the Distribution Agreement will inhibit the Company's ability to make distributions to the Share Holders.


MEETINGS; VOTING


     Meetings of Share Holders will be held biannually, beginning in 1998. Under the Company's Bylaws, each Share is entitled to one vote upon each matter submitted to a vote at a meeting of Share Holders. At each biannual meeting, Share Holders will elect the members of the Advisory Board. The Share Holders shall also have the right to vote on (i) amendments to the LLC Agreement (except that no amendment may obligate a Share Holder to contribute additional capital to the Company unless the Share Holder has approved the amendment and except to the limited extent that the Manager may amend the LLC Agreement), (ii) any merger of the Company with or into another business entity, and (iii) the dissolution of the Company. The Manager or the Advisory Board may submit other matters to the vote of Share Holders, but they are not obligated to submit any other matters to the vote of Share Holders.


DISPUTE RESOLUTION



     The LLC Agreement provides that disputes between a Share Holder and the Company, or between the Manager and the Company must be submitted to nonbinding mediation before the dispute may be litigated, except to the extent litigation is necessary for statute of limitations purposes or to seek injunctive or other provisional relief to avoid irreparable damage or to preserve the status quo. Mediation is to be conducted in Alameda County, California and any litigation must be brought in the state courts in Alameda County or in the United States District Court in the Northern District of California. The Company will bear the cost of the mediator's fees and expenses, but the parties must pay their own attorneys' fees and any other related costs of mediation or litigation. It should be noted that the Commission does not agree that arbitration is available or is appropriate in dealing with disputes under the federal securities laws.



RIGHTS PLAN



     The Company has entered into a Rights Agreement. The following is a brief summary of the Rights Agreement and is not intended to be complete and is qualified in its entirety by reference to the Rights Agreement, a copy of which is attached as Exhibit H. The Rights Agreement is similar to the rights plan previously adopted by Triad. It provides that each Share Holder will have the right to purchase additional Shares upon the commencement of a tender offer or if any person acquires ownership of 24% or more of the outstanding Shares, unless the Advisory Board has approved the tender offer or the acquisition. A Share Holder will have the right to purchase a number of additional Shares equal to (i) the product of the number of Shares he owns multiplied by $0.63 per Share, (ii) divided by 50% of the then current market price for the Shares. The Rights Agreement will terminate ten years after it is adopted.


                               TAX CONSIDERATIONS

     This section is a summary of certain federal income tax considerations that may be relevant to Share Holders with respect to ownership and disposition of Shares. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended ("Code"), existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Subsequent changes in such authorities may cause the tax consequences to vary substantially from the consequences described below. For a general discussion regarding tax consequences of receiving shares of stock as a dividend, see Section 4 of the Offer to Purchase, filed by CAC and CCI with the Commission on October 23, 1996.

     No attempt has been made in the following discussion to comment on all federal income tax matters affecting the Company or the Share Holders with respect to ownership and disposition of Shares. Moreover, the discussion focuses on Share Holders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other Share Holders subject to specialized tax treatment (such as tax-exempt organizations, foreign persons, employee benefit plans, REITs or mutual funds). Accordingly, each Share Holder is advised to, and should consult, and should depend upon, the Share Holder's own tax advisor in analyzing the federal, state, local and foreign tax consequences of the ownership or disposition of Shares.

     No ruling has been or will be requested from the Internal Revenue Service (the "IRS") with respect to classification of the Company as a partnership for federal income tax purposes, whether the Company's real estate activities will generate "qualifying income" under Section 7704 of the Code, or any other matter affecting the Company or Share Holders. Thus, no assurance can be provided that the statements set forth in this discussion would be sustained by a court if contested by the IRS. Furthermore, no assurance can be given that the treatment of the Company or the Share Holders will not be significantly modified by future legislative or administrative changes or court decisions. Any such modification may or may not be retroactively applied.


PARTNERSHIP STATUS


  Limited Liability Company Treated as Partnership

     The tax benefits of partnership status will be available only if the Company is classified as a partnership for federal income tax purposes and not as an association taxable as a corporation. A limited liability company generally is treated as a partnership for federal income tax purposes. A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account the partner's allocable share of items of income, gain, loss and deduction of the partnership in computing the partner's federal income tax liability, regardless of whether cash distributions are made. Distributions by a partnership to a partner are generally not taxable unless the amount of a cash distribution exceeds the partner's adjusted basis in the partner's partnership interest.

     Effective January 1, 1997, the IRS issued new regulations for determining whether an entity will be taxed as a partnership or as a corporation. Unlike the prior regulations which made the determination based on the presence or absence of certain corporate characteristics, the new regulations permit certain business entities to elect to be taxed as partnerships.

     Under the new Regulations, a business entity that is formed under a statute which describes or refers to the entity as incorporated, or as a corporation, body corporate or joint-stock company, an insurance company, an FDIC-insured banking entity, or an entity owned by a state or political subdivision, will be a corporation for federal income tax purposes. Other business entities having at least two members will be taxed as partnerships, unless the entity affirmatively elects to be taxed as a corporation.

     The Company was not formed under a statute which refers to it as incorporated, a corporation, a body corporate or a joint stock company, nor is the Company an insurance company or a bank. The Company has two or more members and the Company will not elect to be taxed as a corporation. Therefore, it is anticipated that the Company will be classified as a partnership for federal income tax purposes under the new Regulations. There can be no assurance, however, that the Regulations will not be revoked, revised or overruled by administrative, judicial or legislative action in a manner which causes the Company to be taxed as a corporation.


PUBLICLY TRADED PARTNERSHIPS


     Section 7704 of the Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. In general, the Company is potentially subject to Section 7704 of the Code if interests in the Company are traded on an established securities market or are readily tradable on a secondary securities market (or the substantial equivalent thereof). However, an exception (the "Qualifying Income Exception") exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes interest, dividends, real property rents, and gain from the sale or other disposition of real property (including property held primarily for sale to customers in the ordinary course of a trade or business). The Company anticipates that at least 90% of its gross income will constitute qualifying income.

     If the Company fails to satisfy the Qualifying Income Exception (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery) and interests in the Company are publicly traded for purposes of Section 7704 of the Code, the Company will be treated as if it had transferred all of its assets (subject to liabilities) to a newly formed corporation (on the first day of the year in which it fails to meet the Qualifying Income Exception) in return for stock in that corporation, and then distributed that stock to the Share Holders in liquidation of their interests in the Company. This contribution and liquidation should be tax-free to Share Holders and the Company, so long as the Company, at that time, does not have liabilities in excess of the basis of its assets. Thereafter, the Company would be treated as a corporation for federal income tax purposes.

     If the Company were treated as a corporation for federal income tax purposes in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to the Share Holders, and its net income would be taxed to the Company at corporate rates. In addition, any distribution made to a Share Holder would be treated as either taxable dividend income (to the extent of the Company's current or accumulated earnings and profits), a nontaxable return of capital (to the extent of the Share Holder's adjusted tax basis in the Share Holder's Shares) or taxable capital gain (after the Share Holder's adjusted tax basis in the Shares is reduced to zero). Accordingly, treatment of the Company as a corporation likely would result in a material reduction in a Share Holder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the Shares.

     The following discussion is based upon the assumption that the Company will be classified as a partnership for federal income tax purposes.


TAX CONSEQUENCES OF SHARE OWNERSHIP


  Flow-Through of Taxable Income

     No federal income tax will be paid by the Company. Instead, each Share Holder will be required to report on the Share Holder's income tax return their allocable share of the income, gains, losses and deductions of the Company without regard to whether corresponding cash distributions are received by such Share Holder. Consequently, a Share Holder may be allocated income from the Company even if he has not received a cash distribution. Each Share Holder will be required to include in income the Share Holder's allocable share of Company income, gain, loss and deduction for the taxable year of the Company ending with or within the taxable year of the Share Holder.

  Treatment of Company Distributions

     Distributions by the Company to a Share Holder generally will not be taxable to the Share Holder for federal income tax purposes to the extent of the Share Holder's basis in their Shares immediately before the distribution. Cash distributions in excess of a Share Holder's basis generally will be considered to be gain from the sale or exchange of the Shares, taxable in accordance with the rules described under "Disposition of Shares" below. Any reduction in a Share Holder's share of the Company's liabilities for which no Share Holder bears the economic risk of loss ("nonrecourse liabilities") will be treated as a distribution of cash to that Share Holder.

  Basis of Shares

     A Share Holder's initial basis for the Share Holder's Shares will be the cost of the Shares plus the Share Holder's share of the Company's liabilities, for which no member of the Company has personal liability. For Shares received in the Distribution, a Share Holder's "cost" of the Share Holder's Shares will be the fair market value of the Shares at the time of the Distribution. The basis of the Shares will be increased by the Share Holder's share of Company income and by any increases in the Share Holder's share of Company nonrecourse liabilities. That basis will be reduced (but not below zero) by distributions from the Company, by the Share Holder's share of Company losses, by any decrease in the Share Holder's share of Company nonrecourse liabilities and by the Share Holder's share of expenditures of the Company that are not deductible in computing taxable income and are not required to be capitalized.

  Limitations on Deductibility of Company Losses

     The deduction by a Share Holder of the Share Holder's share of Company losses will be limited to the tax basis in the Share Holder's Shares and, in the case of an individual Share Holder or a closely-held corporate Share Holder (if more than 50% in the value of its stock is owned directly or indirectly by five or fewer individuals or certain tax-exempt organizations), to the amount which the Share Holder is considered to be "at risk" with respect to the Company's activities, if that is less than the Share Holder's basis. A Share Holder must recapture losses deducted in previous years to the extent that Company distributions cause the Share Holder's at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a Share Holder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that the Share Holder's basis or at risk amount (whichever is the limiting factor) is subsequently increased. Upon the taxable disposition of a Share, any gain recognized by a Share Holder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss (above such gain) previously suspended by the at risk or basis limitations is no longer deductible.

     In general, a Share Holder will be at risk to the extent of the tax basis of the Share Holder's Shares, excluding any portion of that basis attributable to the Share Holder's share of Company nonrecourse liabilities. A Share Holder's at risk amount will increase or decrease as the basis of the Share Holder's Shares increases or decreases (other than basis increases or decreases attributable to increases or decreases in the Share Holder's share of Company nonrecourse liabilities).


     The passive loss limitations generally provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can deduct losses from passive activities (generally, activities in which the taxpayer does not materially participate) only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, assuming the Company is publicly traded for purposes of the passive loss rules, any passive losses generated by the Company will only be available to offset future income generated by the Company and will not be available to offset income from other passive activities or investments (including other publicly-traded partnerships), or salary or active business income. Passive losses which are not deductible because they exceed a Share Holder's income generated by the Company may be deducted in full when the Share Holder disposes of the Share Holder's entire investment in the Company in a fully taxable transaction to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the at risk rules and the basis limitation.


  Tax-Exempt Organizations and Certain Other Share Holders

     Ownership of Shares by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to such persons and, as described below, may have substantially adverse tax consequences. Employee benefit plans and most other organizations exempt from federal income tax (including individual retirement accounts and other retirement plans) are subject to federal income tax on unrelated business taxable income ("UBTI"). A substantial portion of the taxable income derived by such an organization from the ownership of Shares will be UBTI and thus will be taxable to such a Share Holder.

     A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or certain related sources. It is not anticipated that any significant amount of the Company's gross income will include those types of income.

     Non-resident aliens and foreign corporations, trusts or estates which hold Shares will be considered to be engaged in business in the United States on account of ownership of Shares. As a consequence, they will be required to file federal tax returns in respect of their share of Company income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain. Generally, a partnership is required to pay a withholding tax on the portion of the partnership's income which is effectively connected with the conduct of a United States trade or business and which is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under rules applicable to publicly-traded partnerships, the Company will withhold amounts (currently at the rate of 39.6%) on actual cash distributions made to foreign Share Holders. Each foreign Share Holder must obtain a taxpayer identification number from the IRS and submit that number to the Transfer Agent of the Company on a Form W-8 in order to obtain credit for the taxes withheld.

     Because a foreign corporation which owns Shares will be treated as engaged in a United States trade or business, such a corporation may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of Company income and gain (as adjusted for changes in the foreign corporation's "U.S. net equity") which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the foreign corporate Share Holder is a "qualified resident." In addition, such a Share Holder is subject to special information reporting requirements under Section 6038C of the Code.


     A foreign Share Holder will not be taxed upon the disposition of a Share if that foreign Share Holder has held less than 5% in value of the Shares during the five-year period ending on the date of the disposition and if the Shares are regularly traded on an established securities market at the time of the disposition (See "Risk Factors -- Risks Related to the Shares, Trading of Shares"). A foreign Share Holder who holds more than 5% in value of the Shares will be subject to the tax and withholding requirements of the Foreign Investment in U.S. Real Property Tax Act upon disposition of such Share Holder's Shares.



ALLOCATION OF COMPANY INCOME, GAIN, LOSS AND DEDUCTION


     In general, the LLC Agreement provides that Company income, gain, loss and deduction will be allocated among the Share Holders in proportion to their ownership of Shares. Section 704(a) of the Code provides generally that a partner's share of partnership items of income, gain, loss and deduction will be determined by the partnership agreement. However, if the allocations do not have "substantial economic effect," Section 704(b) of the Code provides that the allocations will be made in accordance with the partner's interest in the partnership, taking into account all of the facts and circumstances.

     The Regulations under Section 704(b) provide that a partnership allocation will be considered to have "substantial economic effect" if it is determined that the allocation has "economic effect" and the economic effect is "substantial." An allocation to partners will be considered to have "economic effect" if (i) the partnership maintains capital accounts in accordance with specific rules set forth in the Regulations and the allocation is reflected in adjustments to the partners' capital accounts, (ii) liquidating distributions are required to be made in accordance with the partners' respective capital account balances, and (iii) any partner with a deficit in the partner's capital account following the distribution of liquidation proceeds is unconditionally obligated to restore the amount of such deficit to the partnership. In order for the economic effect of an allocation to be considered "substantial," the Regulations require that the allocation must have a reasonable possibility of substantially affecting the dollar amount to be received by the partners, independent of tax consequences.


     The determination of a partner's interest in a partnership is made by taking into account all the facts and circumstances relating to the economic arrangement of the partners. The Regulations list the following factors to consider in determining a partner's interest in the partnership: (i) The partners' relative contributions to the partnership; (ii) the interests of the partners in economic profits and losses; (iii) the interests of the partners in cash flow and other non-liquidating distributions; and (iv) the rights of the partners to distributions of capital upon liquidation.


     The LLC Agreement does not provide for the maintenance of capital accounts; therefore the allocations of Company income, gain, loss and deduction will not satisfy the "substantial economic effect" test of the Regulations. However, the Share Holders will share in the economic profits and losses of the Company in proportion to their ownership of Shares and each Share will represent an equal contribution to the capital of the Company. Accordingly, the Company believes that the allocations of income, gain, loss and deduction in the LLC Agreement will be made in accordance with the Share Holders' interests in the Company and, therefore, should be respected for purposes of Section 704 of the Code.


TAX TREATMENT OF OPERATIONS


  Initial Tax Basis, Holding Period, Depreciation and Amortization

     The tax basis of the assets of the Company will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of such assets. The Property will initially have an aggregate tax basis equal to the value determined by the Appraisal Report. Although there is some uncertainty regarding the Company's holding period in the Property, the Company's holding period in the Property should include the period during which the Property was held by Triad or 3055 Triad Dr. Corp.


     If the Company disposes of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain (determined by reference to the amount of depreciation previously deducted and the nature of the property) may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly a Share Holder who has taken cost recovery or depreciation deductions with respect to property owned by the Company may be required to recapture such deductions as ordinary income upon a sale of the Share Holder's Shares. See "Disposition of Shares -- Recognition of Gain or Loss."


     Costs incurred in organizing the Company may be amortized over any period selected by the Company not shorter than 60 months. The costs incurred in promoting the issuance of the Shares must be capitalized and cannot be deducted currently, ratably, or upon termination of the Company. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized, and as syndication expenses, which may not be amortized.

  Sales of Property

     Upon the sale, exchange or other disposition of Company assets, gain or loss at the Company level is measured by the difference between the amount realized by the Company and its adjusted basis in the property. The amount realized will generally equal the sum of the amount of cash received, the net fair market value of any property received and the outstanding balance of any indebtedness encumbering the property being disposed of and any other indebtedness that is assumed. For this purpose, a foreclosure of a loan secured by Company assets would be deemed to be a disposition of the assets. It is possible that the net cash proceeds distributed to a Share Holder upon a sale or disposition of the assets will not be sufficient to pay the Share Holder's federal income tax liability resulting from the sale or disposition.

     In general, any gain (or loss) to the Company arising from a sale of the Land will be characterized as ordinary income (or loss), assuming the Land is property held primarily for sale to customers in the ordinary course of the Company's trade or business. If the Land is not held primarily for sale to customers in the ordinary course of business, then gain or loss with respect thereto will be capital gain or loss, long-term if held for more than one year. Upon the sale of the Headquarters, any gain may be treated as gain described in
Section 1231 of the Code if the Headquarters are held by the Company for more than one year from the date of the Distribution and if the Headquarters are not held primarily for sale to customers in the ordinary course of business. A Share Holder's share of the gain or loss from the disposition of Section 1231 assets will be combined with any Section 1231 gains or losses realized by that Share Holder in that taxable year from sources other than the Company. The Share Holder's net Section 1231 gain will generally be taxed as capital gain except to the extent of the Share Holder's unrecaptured net Section 1231 losses for the five most recent prior taxable years. For this purpose, the term "unrecaptured net Section 1231 losses" means the excess of the aggregate amount of the net
Section 1231 losses during such five year period over previously recaptured net
Section 1231 losses. A Share Holder's net Section 1231 losses will be treated as ordinary losses. If the Headquarters are not held for more than one year or are held primarily for sale to customers in the ordinary course of business, the gain or loss with respect to the sale of the Headquarters will be ordinary income or loss.

  Valuation of Company Property and Basis of Property


     The federal income tax consequences of the ownership and disposition of the Shares will depend in part on estimates by the Company of the relative fair market values, and determination of the initial tax basis, of the Land and the Headquarters. Although the Company has obtained a professional appraisal of the Property, the valuation of property is subject to challenge and will not be binding on the IRS or the courts. If the estimates of the fair market values or determinations of basis are subsequently found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by the Share Holders might change, and the Share Holders might be required to adjust their tax liability for prior years.



DISPOSITION OF SHARES


  Recognition of Gain or Loss

     Gain or loss will be recognized on a sale of Shares equal to the difference between the amount realized and the Share Holder's tax basis for the Shares sold. A Share Holder's amount realized will be measured by the sum of the cash or the fair market value of other property received plus the Share Holder's share of the Company's nonrecourse liabilities. Because the amount realized includes a Share Holder's share of the Company's nonrecourse liabilities, the gain recognized on the sale of Shares could result in a tax liability in excess of any cash received from such sale.

     Generally, gain or loss recognized by a partner (other than a "dealer") on the sale or exchange of a partnership interest held for more than one year will generally be taxable as long-term capital gain or loss. A portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to "unrealized receivables" or to "substantially appreciated inventory" owned by the partnership. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Inventory is considered to be "substantially appreciated" if its value exceeds 120% of its adjusted basis to the partnership. It is possible, however, that this tax treatment will not apply to the Shares received in the Distribution and that any gain on the sale or exchange of Shares will be ordinary income, under the provisions of Section 735 of the Code.

     The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis. Upon a sale or other disposition of less than all of such interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. The ruling is unclear as to how the holding period of those interests is determined once they are combined. If this ruling is applicable to the holders of Shares, a Share Holder will be unable to select high or low basis Shares to sell as would be the case with corporate stock. It is not clear whether the ruling applies to the Company, because, similar to corporate stock, interests in the Company will be evidenced by separate certificates. A Share Holder considering the purchase of additional Shares or the sale of Shares in separate transactions should consult the Share Holder's tax advisor as to the possible consequences of such ruling.

  Allocations Between Transferors and Transferees

     In general, the Company's taxable income and losses will be determined on a monthly basis and subsequently apportioned among the Share Holders in proportion to the number of Shares owned by each of them prior to or after the fifteenth day of each calendar month. As a result, a Share Holder transferring Shares in the open market may be allocated income, gain, loss and deduction accrued after the date of transfer.


     The use of this method may not be permitted under existing Treasury Regulations. If this method is not allowed under the Treasury Regulations (or only applies to transfers of less than all of the Share Holder's Shares), taxable income or losses of the Company might be reallocated among the Share Holders.


  Notification Requirements

     A Share Holder who sells or exchanges Shares is required by Section 6050K of the Code to notify the Company in writing of that sale or exchange within 30 days after the sale or exchange and in any event by no later than January 15 of the year following the calendar year in which the sale or exchange occurred. The Company is required to notify the IRS of that transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a Share will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that set forth the amount of the consideration received for the Share that is allocated to goodwill or going concern value of the Company. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

  Constructive Termination

     The Company will be considered to have been terminated if there is a sale or exchange of 50% or more of the Shares within a 12-month period. A termination results in the closing of a partnership's taxable year for all partners and the partnership's assets are regarded as having been distributed to the partners and reconveyed to a new partnership. However, under new proposed regulations which are not yet effective, a terminating partnership will be deemed to have conveyed all its assets and liabilities to a newly formed partnership in exchange for all the interests in such new partnership and then the terminating partnership will be deemed to have liquidated and to have distributed to its partners the interests in the newly formed partnership. A termination of the Company could also result in loss of certain tax elections and certain basis adjustments.

     In the case of a Share Holder reporting on a taxable year other than the Company's taxable year, the closing of the tax year of the Company may result in more than 12 months' taxable income or loss of the Company being includable in the Share Holder's taxable income for the year of termination. In addition, each Share Holder will realize taxable gain to the extent that any money deemed as a result of the termination to have been distributed to the Share Holder exceeds the adjusted basis of the Share Holder's Shares. New tax elections required to be made by the Company must be made subsequent to a constructive termination. Finally, a termination might either accelerate the application of or subject the Company to any tax legislation enacted prior to the termination.

STATE AND LOCAL TAX CONSIDERATIONS

     In addition to federal income taxes, Share Holders will be subject to other taxes, such as state and local income taxes. Although an analysis of those various taxes is not presented here, each Share Holder should consider their potential impact on the Share Holder's investment in the Company.

     The Company will be (or will elect to be) taxed as a corporation for purposes of the California Revenue and Taxation Code. Therefore, the Company will be subject to California income tax on its taxable income and Share Holders will be subject to state and local income tax on any distributions to them with respect to their Shares. However, the Company's taxable income or loss for California purposes will not pass through to the Share Holders (in contrast to the federal income tax treatment).

     It is the responsibility of each Share Holder to investigate the legal and tax consequences, under the laws of pertinent states, of the Share Holder's investment in the Company. Accordingly, each Share Holder should consult, and must depend upon, the Share Holder's own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each Share Holder to file all state and local, as well as United States federal, tax returns that may be required of such Share Holder.

                 OWNERSHIP OF SHARES BY EMPLOYEE BENEFIT PLANS

     Ownership of Shares by an employee benefit plan is subject to certain additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and restrictions imposed by Section 4975 of the Code. As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or Individual Retirement Accounts established or maintained by an employer or employee organization. Among other things, consideration should be given to (a) whether such investment is prudent under Section 404(a)(1)(B) of ERISA; (b) whether in maintaining such investment, such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA; and (c) whether such investment will result in recognition of unrelated business taxable income by such plan and, if so, the potential after-tax return. See "Tax
Considerations -- Tax Consequences of Share Ownership." The person with investment discretion with respect to the assets of an employee benefit plan (a "fiduciary") should determine whether maintaining an investment in the Company is authorized by the appropriate governing instrument and is a proper investment for such plan.

     Section 406 of ERISA and Section 4975 of the Code (which also applies to Individual Retirement Accounts that are not considered part of an employee benefit plan) prohibit an employee benefit plan from engaging in certain transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan.

     In addition to considering whether the ownership of Shares is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether such plan will, by owning Shares, be deemed to own an undivided interest in the assets of the Company, with the result that the Manager also would be a fiduciary of such plan and the operations of the Company would be subject to the regulatory restrictions of ERISA, including the prohibited transaction rules, as well as the prohibited transaction rules of the Code.

     The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under certain circumstances. Pursuant to these regulations, an entity's assets would not be considered to be "plan assets" if, among other things, (a) the equity interests acquired by employee benefit plans are publicly offered securities -- i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered pursuant to certain provisions of the federal securities laws, (b) the entity is an "operating company," including a "real estate operating company," -- i.e., on specified valuation dates, at least 50% of the entity's assets are invested in real estate which is managed or developed directly by the entity, or (c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above, Individual Retirement Accounts and other employee benefit plans not subject to ERISA (such as government plans). The Company's assets should not be considered "plan assets" under these regulations because it is expected that the Company will satisfy the requirements in (a) and (b) above and may also satisfy the requirements in (c).

     Plan fiduciaries who receive Shares in the Distribution should consult with their own counsel regarding the consequences under ERISA and the Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

                               TRADING OF SHARES

     Because all Shares of the Company have been owned only by Triad and Management Corp., no trading market currently exists for the Shares. The Company has not applied, and has no present intention of applying to, any exchange or quotation service in order to obtain trading or quotation privileges. Therefore, there is no assurance that an active market will develop for the trading of the Shares, and there is likewise no assurance as to any price at which the Shares may trade at any future time. Additionally, due to the illiquid nature of the Property, the future price at which the Shares may trade will likely be at a significant discount from their proportionate share of the fair market value of the Property.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Distribution are being passed upon for the Company by McCutchen, Doyle, Brown & Enersen, LLP, San Francisco, California.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a registration statement on Form 10-SB under the Exchange Act, to which this Information Statement is attached as an exhibit. All documents filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and may be available at the following regional offices of the
Commission: Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company is also required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering Analysis and Retrieval (EDGAR) system. The Commission maintains a world wide web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     After the foregoing registration statement becomes effective, the Company will be subject to the reporting requirements and other applicable provisions of the Exchange Act.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----
Management's discussion and analysis of financial condition and results of operations
  of Triad Park, LLC..................................................................   38
Balance sheets as of September 30, 1995 and 1996 (and March 31, 1997, unaudited)......   40
Statements of operations of the years ended September 30, 1995 and 1996 (and six
  months ended March 31, 1996 and 1997, unaudited)....................................   41
Statements of members' equity for the years ended September 30, 1995 and 1996, (and
  six months ended March 31, 1997, unaudited).........................................   42
Statements of cash flows for the years ended September 30, 1995 and 1996 (and six
  months ended March 31, 1996 and 1997, unaudited)....................................   43
Notes to financial statements.........................................................   44
Report of independent accountants.....................................................   49
Pro forma statements of operations....................................................   51

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OVERVIEW

     The following Management's Discussion and Analysis is based upon and should be read in conjunction with the Company's financial statements and notes thereto included elsewhere in this Information Statement.

RESULTS OF OPERATIONS


     Revenues generated from the leasing of the facilities located at 3055 Triad Drive were $2.5 million in both fiscal 1995 and 1996. These revenues are pursuant to a lease agreement in effect through February 2002. Revenues from land sales were $3.8 million during fiscal 1996. Revenues from land sales were $640,000 for the six months ended March 31, 1997 with no sales during the comparable period in the prior year. There were no land sales during fiscal 1995. Gross margin was $3.5 million in fiscal 1996, a 84% increase over the gross profit of $1.9 million in fiscal 1995. This increase was directly attributed to the land sales during 1996. Gross margin for the first six months of 1996 was $982,000 compared to $1,160,000 for the first six months of 1997. The increase was directly attributed to land sales.



     Net income was $521,000 in fiscal 1996 compared with a net loss of $548,000 in fiscal 1995. The increase is due principally to the absence of any land sales in 1995. Likewise, the increase from a loss of $260,000 for the first six months of fiscal 1996 to a loss of $143,000 for the first six months of fiscal 1997 was due to the absence of land sales in the earlier period.


LAND SALES


     As of March 31, 1997, the Company had approximately 302.6 acres of unimproved land remaining to be sold. Approximately 35.9 acres are zoned for retail/commercial use, 28.1 acres for residential use, and 114.3 acres for retail/light industrial/office use. The remaining acres are zoned for open space/agricultural and transportation purposes. The Company sold four parcels totaling 25.5 acres during fiscal 1996 for $3.8 million and one parcel of 4.1 acres for $640,000 during the first six months of fiscal 1997. There were no land sales during fiscal 1995 or the first six months of fiscal 1996.


GROSS MARGIN


     Land sale gross margins were 41% for fiscal 1996 and 29% for the first six months of fiscal 1997. Gross margins on rental income were 78% for all periods as the properties are subject to a triple net lease whereby substantially all operating expenses are paid by the tenant.


COSTS AND EXPENSES


     Land-related sales expenses include broker commissions, escrow fees, etc., and totaled $369,000 for fiscal 1996 and $64,000 for the first six months of fiscal 1997. General and administrative expenses consist of property taxes and other general management and operational costs including costs necessary to maintain the appearance of the land in a marketable condition and personnel and overhead expenses required for the development, management and marketing of the properties. The expenses were $623,000 in fiscal 1995 and $723,000 in fiscal 1996 with the increase attributed to incremental management efforts associated with the fiscal 1996 land sales. Operating expenses were similar for the first six months of 1996 and 1997.



     Interest expense consists of mortgage interest on the buildings and the bonded indebtedness incurred in connection with the development improvements and community services. Interest expense was approximately $1.9 million for fiscal 1995 and 1996, decreasing slightly due to normal debt maturation. Likewise, interest expense for the first six months of 1996 and 1997 was relatively unchanged at $944,000 and $856,000, respectively.

FUTURE OPERATING RESULTS

     Future operating results will depend upon conditions in its market that may affect demand for real estate. Seasonal trends, building trends, competing developments and other external forces in the market could cause results to fluctuate, especially on a quarterly basis.

LIQUIDITY AND CAPITAL RESOURCES


     Triad Park, LLC's ability to continue funding its current business will depend upon the timing and volume of land sales. Receipts from rental of the buildings are expected to be sufficient to fund mortgage obligations for the foreseeable future. Currently there is a lease agreement in effect through February 2002 with an option to renew for an additional term of five years. All expenses related to the building are paid by the tenant as required by the "triple net lease". Ability to repay the remaining assessment district debt and operating expenses are dependent in part from future land sales. To the extent additional working capital is required, management expects that it will have sufficient borrowing capacity to finance any needs which may arise in the ordinary course of business.



     On March 24, 1997, the City of Livermore completed the sale of Mello-Roos bonds which raised a total of $9,070,000 in new funds of which approximately $6,944,000 encumbers property owned by the Company. The proceeds are designated to refinance $2,255,000 of prior bonded indebtedness, to fund the reimbursement to the Company of approximately $2,045,000 of previously completed improvements, to provide funds of approximately $3,700,000 to complete improvements to the Land required by various agreements with the City of Livermore and others, to pay financing expenses of $610,000, and to create a reserve fund of approximately $673,000. Of this indebtedness, approximately $5,218,000 is an additional encumbrance to the property owned by the Company and $1,726,000 refinances existing debt. In May 1997, the Company received approximately $1,445,000 from the City of Livermore as reimbursement for previously completed projects totaling $2,045,000 net of a surety deposit of $600,000.



     In addition, the Company is obligated to undertake an estimated additional $7,000,000 in improvements to its land in connection with its approved development plan. The City of Livermore will issue bonds to reimburse the Company for such improvements. Improvements are funded as projects are completed. The current estimates for the required improvements indicate that bonded funding limits will be adequate to cover the remaining items of improvement. However, the actual costs of the improvements may be greater than estimated and may exceed the bond funding limit. Any shortfall in the bond funding will be borne by the Company or by purchasers of lots, which may have an adverse effect on the value of the land.



     During December 1996, certain land previously intended for use by Triad Systems Corporation in operations was reclassified in connection with the merger and spin-off. As a result, costs of approximately $5.7 million were reclassified from property, plant, and equipment to land.



     During March 1995, the Financial Accounting Standards Board issued Statement No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires the review for impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In certain situations, an impairment loss would be recognized. The Company does not believe the adoption of SFAS No. 121, which is required in fiscal 1997, will have a material impact on the Company's financial condition or operating results.

                                TRIAD PARK, LLC
                     (A DELAWARE LIMITED LIABILITY COMPANY)

                                 BALANCE SHEETS
                                 (IN THOUSANDS)


                                     ASSETS



                                                                   SEPTEMBER 30,
                                                                -------------------     MARCH 31,
                                                                 1995        1996         1997
                                                                -------     -------     ---------
                                                                                        (UNAUDITED)
Land..........................................................  $25,250     $22,850      $29,620
Property, plant and equipment.................................   18,703      18,171       12,477
Assessments receivable........................................    1,859       2,073        2,072
Property development commitments..............................       --          --        3,340
Prepaid expenses and other assets.............................       --          --          692
                                                                -------     -------      -------
Total assets..................................................  $45,812     $43,094      $48,201
                                                                =======     =======      =======
                                 LIABILITIES AND MEMBERS' EQUITY
Debt..........................................................  $21,715     $19,464      $23,806
Other liabilities.............................................       --          --          150
                                                                -------     -------      -------
Total liabilities.............................................   21,715      19,464       23,956
                                                                -------     -------      -------
Commitments and contingencies (Note 9).
Members' equity...............................................   24,097      23,630       24,245
                                                                -------     -------      -------
Total liabilities and member's equity.........................  $45,812     $43,094      $48,201
                                                                =======     =======      =======


   The accompanying notes are an integral part of these financial statements.

                                TRIAD PARK, LLC
                     (A DELAWARE LIMITED LIABILITY COMPANY)

                            STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                       YEAR ENDED              SIX MONTHS ENDED
                                                      SEPTEMBER 30,                MARCH 31,
                                                    -----------------     ---------------------------
                                                     1995       1996         1996            1997
                                                    ------     ------     -----------     -----------
                                                                          (UNAUDITED)     (UNAUDITED)
Revenues:
  Rental income...................................  $2,506     $2,506       $ 1,254         $ 1,254
  Land sales......................................      --      3,795            --             640
                                                    ------     ------         -----          ------
     Total revenues...............................   2,506      6,301         1,254           1,894
  Depreciation of rental property.................     558        547           272             282
  Cost of land sold...............................      --      2,231            --             452
                                                    ------     ------         -----          ------
     Gross margin.................................   1,948      3,523           982           1,160
                                                    ------     ------         -----          ------
Costs and expenses:
  Sales expenses..................................      --        369            --              64
  General and administrative......................     623        723           324             393
                                                    ------     ------         -----          ------
     Total costs and expenses.....................     623      1,092           324             457
                                                    ------     ------         -----          ------
       Operating income...........................   1,325      2,431           658             703
Interest expense..................................   1,929      1,857           944             856
                                                    ------     ------         -----          ------
       Income (loss) before provision for (benefit
          from) income taxes......................    (604)       574          (286)           (153)
Provision for (benefit from) income taxes.........     (56)        53           (26)            (10)
                                                    ------     ------         -----          ------
          Net income (loss).......................  $ (548)    $  521       $  (260)        $  (143)
                                                    ======     ======         =====          ======


   The accompanying notes are an integral part of these financial statements.

                                TRIAD PARK, LLC
                     (A DELAWARE LIMITED LIABILITY COMPANY)

                         STATEMENTS OF MEMBERS' EQUITY
                FOR THE YEARS ENDED SEPTEMBER 30, 1995 AND 1996

                    AND THE SIX MONTHS ENDED MARCH 31, 1997

                                 (IN THOUSANDS)


                                                                                    NOTE
                                                                                 RECEIVABLE
                                                               UNDISTRIBUTED        FOR          TOTAL
                                               UNALLOCATED       EARNINGS        MEMBERSHIP     MEMBERS'
                                                 CAPITAL         (LOSSES)         INTEREST       EQUITY
                                               -----------     -------------     ----------     --------
Balance, October 1, 1994.....................    $27,741          $(4,674)             --       $23,067
  Contributions..............................      1,578               --              --         1,578
  Net loss...................................         --             (548)             --          (548)
                                                 -------          -------           -----       -------
Balance, September 30, 1995..................     29,319           (5,222)             --        24,097
  Distributions..............................       (988)              --              --          (988)
  Net income.................................         --              521              --           521
                                                 -------          -------           -----       -------
Balance, September 30, 1996..................     28,331           (4,701)             --        23,630
Unaudited:
  Contributions..............................        900               --              --           900
  Note received for purchase of membership
     interest................................         --               --            (142)         (142)
  Net loss...................................         --             (143)             --          (143)
                                                 -------          -------           -----       -------
Balance, March 31, 1997                          $29,231          $(4,844)         $ (142)      $24,245
                                                 =======          =======           =====       =======


   The accompanying notes are an integral part of these financial statements.

                                TRIAD PARK, LLC
                     (A DELAWARE LIMITED LIABILITY COMPANY)

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                     YEAR ENDED             SIX MONTHS ENDED
                                                    SEPTEMBER 30,               MARCH 31,
                                                 -------------------     -----------------------
                                                  1995        1996          1996         1997
                                                 -------     -------     ----------   ----------
                                                                         (UNAUDITED)  (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)............................  $  (548)    $   521       $ (260)     $   (143)
  Gain from sale of land.......................       --      (1,194)          --          (124)
  Depreciation.................................      558         547          272           282
  Amortization.................................       20          20           10            12
  Provision for doubtful accounts..............       --          --           --            65
  Changes in assets and liabilities:
     Increase in prepaid expenses and other
       assets..................................       --          --           --          (692)
     Increase in other liabilities.............       --          --           --           150
                                                 -------     -------        -----       -------
          Net cash provided by (used in)
            operating activities...............       30        (106)          22          (450)
                                                 -------     -------        -----       -------
Cash flows from investing activities:
  Land sales...................................       --       3,523           --           576
  Investment in property, plant and
     equipment.................................      (36)        (15)          --          (112)
  Acquisition of land..........................       --        (972)        (972)           --
  Land improvements............................     (187)       (146)        (162)          (44)
  Assessment district improvements.............     (292)       (214)        (134)          (64)
                                                 -------     -------        -----       -------
          Net cash provided by (used in)
            investing activities...............     (515)      2,176       (1,268)          356
                                                 -------     -------        -----       -------
Cash flows from financing activities:
  Repayment of debt............................   (1,093)     (1,082)        (343)         (664)
  Members' contribution (distribution) net of
     note receivable...........................    1,578        (988)       1,589           758
                                                 -------     -------        -----       -------
          Net cash provided by (used in)
            financing activities...............      485      (2,070)       1,246            94
                                                 -------     -------        -----       -------
Net increase (decrease) in cash................       --          --           --            --
Cash, beginning of period......................       --          --           --            --
                                                 -------     -------        -----       -------
Cash, end of period............................  $    --     $    --       $   --      $     --
                                                 =======     =======        =====       =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash paid during the year for:
     Interest..................................  $ 1,929     $ 1,857       $  944      $    856
                                                 =======     =======        =====       =======
          Income taxes.........................  $    --     $    53       $   --      $      5
                                                 =======     =======        =====       =======
NONCASH INVESTING AND FINANCIAL ACTIVITY:
  Land reclassified from property, plant and
     equipment to land for resale..............  $    --     $    --       $   --      $  5,672
                                                 =======     =======        =====       =======
  Assessment district improvements and related
     debt transferred upon sale................  $    --     $ 1,348       $   --      $    224
                                                 =======     =======        =====       =======
  Bond issuance resulting in increased
     assessment district improvements and
     related debt..............................  $    --     $    --       $   --      $  5,218
                                                 =======     =======        =====       =======


   The accompanying notes are an integral part of these financial statements.

                                TRIAD PARK, LLC
                     (A DELAWARE LIMITED LIABILITY COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION:


     Triad Park, LLC (the Company) is a Delaware limited liability company organized to effect the spin-off of certain real estate assets and related liabilities of Cooperative Computing, Inc., a Delaware Corporation, formerly known as Triad Systems Corporation (Triad). On October 17, 1996 Triad signed a definitive merger agreement with Cooperative Computing, Inc. (CCI), a Texas corporation, and its affiliate, CCI Acquisition Corp. (CAC), a Delaware corporation, under which CCI, through CAC, would acquire Triad. Pursuant to the terms of the merger agreement, CCI, through CAC, commenced a cash tender offer for all outstanding shares of Triad at a price of $9.25 per share on October 23, 1996. As a condition precedent to completion of the merger, Triad arranged for the spin-off of certain real estate assets and related liabilities (the Predecessor Business) to Triad stockholders.



     On February 27, 1997, immediately prior to completion of the tender offer, Triad contributed such assets and related liabilities to the Company. Under the terms of the Real Estate Distribution Agreement (the Agreement), all indebtedness of Triad or any of its subsidiaries secured, in whole or in part, by any of the contributed assets have been assumed by the Company. Stockholders of Triad are entitled to receive one Triad Park, LLC membership interest for each share of Triad common stock held as of February 26, 1997, the Distribution Record Date.



     The Company's operations include the ownership and management of the spun-off real estate assets, all of which are located in Livermore, California, for their orderly liquidation and distribution of related net proceeds to the holders of membership interests. The manager of the Company (the "Manager") is Management Corp. The Manager will be responsible for management and control of the business of the Company, subject to certain required approvals of the Advisory Board. The members may elect or vote to remove members of the Advisory Board but otherwise will not directly or indirectly participate in the management or operation of the Company or have actual or apparent authority to act for or bind the Company.


     The Company will be dissolved upon the earlier of a majority vote to dissolve the Company or upon the sale or other disposition of all or substantially all of the assets and properties of the Company and distribution of the proceeds to the members. The financial statements presented herein include the financial position, results of operations and cash flows of the Predecessor Business as if the Company had existed as a corporation separate from Triad for all periods presented on a historical basis and may not be indicative of actual results of operations and financial position of the Company as an independent stand-alone entity. The statements of operations reflect certain expense items incurred by Triad which are allocated to the Company on a basis which management believes represents a reasonable allocation of such costs. These allocations consist primarily of corporate expenses such as management and accounting services. Expenses related to the normal recurring management activities of the Company have been allocated based on an estimate of Triad personnel time dedicated to the operations and management of the Company.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

                                TRIAD PARK, LLC
                     (A DELAWARE LIMITED LIABILITY COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

  Real Estate Held for Resale:


     Real estate held for resale includes developed lots, land underdeveloped and raw land. Real estate held for resale is carried at the lower of cost or market. The cost of development of building lots includes the land, the related costs of development (planning, survey, engineering and other) and interest costs during development, all of which are capitalized. The carrying costs of property held for resale, including interest expense and property taxes, are expensed as incurred. Common costs are allocated based on square footage and relative market value.


  Property, Plant and Equipment:

     Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized using the straight-line method over their estimated useful lives or the lease term, whichever is less. As property, plant and equipment are disposed of, the asset related cost and related accumulated depreciation or amortization are removed from the accounts, and the resulting gains or losses are reflected in operations.

  Debt Issuance Costs:

     The unamortized costs associated with the issuance of debt are recorded with the associated liability. Amortization is computed according to the interest method for debt issuance costs and is included in interest expense. Upon retirement of remaining principal balances, the associated unamortized costs are reflected in operations.

  Revenue Recognition:

     Profits on sale of developed lots, developed land and raw land are recognized in accordance with standards established for the real estate industry which generally provide for deferral of all or part of the profit on a sale if the buyer does not meet certain down payment requirements or certain other tests of the buyer's financial commitment to the purchase, or the Company is required to perform significant obligations subsequent to the sale.

     Cost of sales include an allocated pro rata portion of acquisition and development costs along with sales commissions, closing costs and other costs specifically related to the sale.

  Income Taxes:


     The Company does not provide for income taxes as all income and losses are allocated to the members for inclusion in their respective tax returns except for the state of California for which the Company has elected to be treated as a taxable entity. The tax basis of the Company's net assets was estimated at December 31, 1996 to be approximately $14 million which is determined based on appraised value under a bulk sale assumption. As a result, gains on future sales as reported for tax purposes may be substantially higher than those reported for financial statement purposes.


  Interim Financial Statements:


     In the opinion of management, the unaudited interim financial statements as of March 31, 1997 and for the six month periods ended March 31, 1996 and 1997 and include all adjustments, consisting only of those of a normal recurring nature, necessary to present fairly the Company's financial position as of March 31, 1997 and the results of its operations and cash flows for the six month periods ended March 31, 1996 and 1997. The results of operations for the six months ended March 31, 1997 are not necessarily indicative of the results to be expected for the full year.

                                TRIAD PARK, LLC
                     (A DELAWARE LIMITED LIABILITY COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


 3. RELATED PARTY TRANSACTIONS



     The Company's developed commercial property, consisting of three buildings and improvements on approximately 15 acres, is occupied by Triad Systems Corporation under a five-year lease agreement that provides for annual rent of $2,505,720 payable monthly in advance through February 1999 and prevailing market rate thereafter, providing that annual rental shall not fall below rate in effect at the date of renegotiation nor exceed 120% of such rental rate. Payments under the lease are on a "net lease" basis, free of any impositions and without abatement, deduction or set-off. The tenant is required to pay all impositions (e.g. taxes, assessments, water and sewer charges, excises, levies, etc.) in addition to the annual rent.



     Certain officers of the Company are also officers or employees of Triad. The stock of Management Corp. is owned by three of Triad's current or former directors. The promissory note of $142,000 from Management Corp. for purchase of 1% of the membership interests is included in members' equity.



     As of March 31, 1997, the prepaid and other receivable account includes approximately $405,000 net due from Triad. This net receivable includes $595,000 related to the sale of property, $209,000 for the monthly lease payment, and $150,000 for a purchase deposit on a land sale, offset by amounts owed by the Company for insurance of $117,000, start-up costs of $180,000, and other general and administrative expenses of $252,000.


 4. PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consist of the following (in thousands):


                                                        SEPTEMBER 30,
                                                     -------------------      MARCH 31,
                                                      1995        1996           1997
                                                     -------     -------     ------------
                                                                             (UNAUDITED)
        Building and leasehold improvements........  $16,302     $16,317       $ 16,429
        Less accumulated depreciation..............   (4,248)     (4,795)        (5,077)
                                                     -------     -------        -------
                                                      12,054      11,522         11,352
        Land.......................................    6,649       6,649          1,125
                                                     -------     -------        -------
                  Total property, plant and
                    equipment......................  $18,703     $18,171       $ 12,477
                                                     =======     =======        =======


     The above facilities and land are all subject to a lease agreement with Triad Systems Corporation for use as their headquarters (see Note 3).


     During December 1996, certain land previously intended for use by Triad Systems Corporation in their operations was reclassified as land for resale in connection with the merger and spin-off (see Note 5).



 5. LAND:



     Land consists of property in Livermore, California, classified by planned use as follows (dollars in thousands):



                                                   SEPTEMBER 30,
                                                       1996               MARCH 31, 1997
                                                 -----------------   -------------------------
                  USE CLASSIFICATION             ACREAGE    COST       ACREAGE        COST
        ---------------------------------------  -------   -------   -----------   -----------
                                                                     (UNAUDITED)   (UNAUDITED)
        Residential............................    28.1    $ 4,015       28.1        $ 4,284
        Retail/commercial......................    40.0      5,430       35.9          5,123
        Retail/industrial/office...............    68.2     12,285      114.3         18,976
        Open space/agricultural................   112.0         --      112.0             --
        Transportation.........................    12.3      1,120       12.3          1,237
                                                  -----    -------      -----        -------
                                                  260.6    $22,850      302.6        $29,620
                                                  =====    =======      =====        =======

                                TRIAD PARK, LLC
                     (A DELAWARE LIMITED LIABILITY COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


     During December 1996, approximately 46 acres of land previously held for future use by Triad Systems Corporation was reclassified to land. As a result, costs of approximately $5.7 million which include debt financed amounts of approximately $2.2 million were reclassified from property, plant and equipment to land.



 6. DEBT:



     Debt consists of the following (in thousands):



                                                        SEPTEMBER 30,
                                                     -------------------      MARCH 31,
                                                      1995        1996           1997
                                                     -------     -------     ------------
                                                                             (UNAUDITED)
        Mortgage loan payable, bearing interest at
          9.9%, and maturing through 2003..........  $10,946     $10,004       $  9,491
        Assessment district improvement bonds,
          bearing interest rates ranging from 4.50%
          to 7.25%, and maturing through 2022......   10,932       9,606         14,447
        Unamortized debt issuance costs............     (163)       (146)          (132)
                                                     -------     -------        -------
                  Total debt.......................  $21,715     $19,464       $ 23,806
                                                     =======     =======        =======



     The interest rate on the mortgage financing for the Livermore headquarters facility may be adjusted at the option of the lender in 1998 and could impact the interest rate from 1999 to its maturity in 2003. Borrowings are collateralized by the land and buildings and are payable in monthly installments.



     A portion of the Company's land for resale and the parcel retained for its facilities are part of assessment districts and are subject to bonded indebtedness incurred in connection with the development of improvements and community services. Semiannual principle and interest payments on the bonds are required as long as the parcels are owned by the Company. As the Company sells land, the corresponding obligation will be assumed by the new owners.



     On March 24, 1997, the City of Livermore entered into a Bond Indenture and issued an additional $9,070,000 in new funds from the sale of community facility bonds. The Company currently owns 76.56% of the property related to this issuance. The Company's portion of the bond issuance is designated for approximately $5,218,000 of additional debt and $1,726,000 for refinancing of existing debt. The Company has recorded the net additional debt as a liability. Approximately $1,878,000 of this debt obligation is attributable to the Company's portion of previously completed improvements which have been included in the costs of property plant and equipment and land as appropriate. Approximately $3,340,000, representing funds set aside by the City of Livermore for reimbursement to the Company for future improvements, are recorded as property development commitments.



 7. MEMBERS' EQUITY:


     Holders of membership interests (members) have the right to vote on certain matters of the Company including the election and removal of Advisory Board members, merger with or into another business entity and dissolution of the Company.

     All the issued and outstanding membership interests are fully paid and nonassessable. Holders of membership interests do not have preemptive or conversion rights, nor rights to redemption or sinking fund provisions by the Company. In the event of any liquidation, dissolution or winding up of the Company, the holders of the membership interests are entitled to share ratably in proportion to their ownership as of the date of distribution in any assets remaining after payment of all debts and liabilities.

                                TRIAD PARK, LLC
                     (A DELAWARE LIMITED LIABILITY COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


 8. SIGNIFICANT CUSTOMERS:



     The Company had land sales to the following significant customers in fiscal 1996 (in thousands):



                Customer A..........................................  $1,636
                Customer B..........................................   1,389
                Customer C..........................................     450
                Customer D..........................................     320
                                                                      ------
                          Total.....................................  $3,795
                                                                      ======


     There were no land sales in 1995.


 9. CONTINGENCIES:


     Under the terms of the Distribution Agreement (see Note 1), all costs and expenses solely attributed to the transactions related to the spin-off and related dividend to Triad shareholders will be paid by the Company when such amounts are due. The Company will indemnify and hold Triad and its subsidiaries harmless from and against loss, cost, damage or expense arising out of or related to any failure of the Company to discharge the obligations specified in the Agreement. The Company will indemnify and hold Triad and its subsidiaries harmless from and against any taxes attributed to, arising out of or relating to the Company, its formation, the transfer of contributed assets, the assumption or refinancing of liabilities with respect to the contributed assets, the sale, exchange, distribution, dividend or other disposition of interests of the Company by Triad or its subsidiaries.

     To support its ability to fund the indemnity commitment to Triad, the Company has agreed to maintain net assets with a minimum market value of $2,350,000 based upon the most recent appraised value of the Company's then existing real property assets until 60 days after the expiration of all statutes of limitation related to the collection of taxes related to the transactions contemplated by the Agreement (estimated to be approximately four years). Triad may cause the real property to be appraised at any time and the Company must pay one half of the expense if the most current calculation of net worth is less than $4,000,000. Compliance with these requirements may limit the Company's ability to make distributions to shareholders.


     The Company is obligated to undertake an estimated additional $7,000,000 in improvements to its land held for resale in connection with its approved development plan. The City of Livermore has indicated that it is willing to reimburse the Company for such improvements by means of a bond financing. Historically, the City of Livermore has been able to successfully sell its bond offerings and the current estimates for required improvements indicate that bonded funding limits will be adequate to cover the remaining items of improvement. However, the actual costs of the improvements may be greater than estimated and may exceed the bond funding limit. Alternatively, if the City of Livermore is unsuccessful in completing a bond offering, it is possible the Company would not receive any reimbursement for such improvements. Any shortfall in the bond funding will be borne by the Company or by purchasers of lots, which may have an adverse effect on the value of the land.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Members of
Triad Park, LLC:

     We have audited the accompanying balance sheet of the Predecessor Business (See Note 1) of Triad Park, LLC (a Delaware limited liability company) as of September 30, 1996, and the related statements of operations, changes in members' equity and cash flows for the years ended September 30, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Predecessor Business of Triad Park, LLC (a Delaware limited liability company) as of September 30, 1996 and the results of its operations and cash flows for the years ended September 30, 1996 and 1995, in conformity with generally accepted accounting principles.

/s/ Coopers & Lybrand LLP


San Jose, California
March 14, 1997, except
for the matter discussed
in Note 6 for which the
date is as of March 24, 1997

                                TRIAD PARK, LLC
                     (A DELAWARE LIMITED LIABILITY COMPANY)

                      INTRODUCTION TO UNAUDITED PRO FORMA
                       CONDENSED STATEMENTS OF OPERATIONS

     The following unaudited pro forma condensed statements of operations give effect to the spin-off of Triad Park, LLC by Triad Systems Corporation as if it had occurred at the beginning of each period presented. The pro forma information is based on the estimates and assumptions set forth below and in the note to such statements.


     This pro forma information has been prepared utilizing the historical financial statements of the Predecessor Business of Triad Park, LLC. This information should be read in conjunction with the historical financial statements and notes thereto. The pro forma financial data have been included as required by the rules and regulations of the Securities and Exchange Commission and are provided for comparative purposes only. The pro forma financial data does not purport to be indicative of the results which actually would have been obtained if the spin-off had been effected on the dates indicated or of those results which may be obtained in the future.

                                TRIAD PARK, LLC
                     (A DELAWARE LIMITED LIABILITY COMPANY)


             UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                 YEAR ENDED                          SIX MONTHS ENDED
                                             SEPTEMBER 30, 1996                       MARCH 31, 1997
                                    ------------------------------------   ------------------------------------
                                    HISTORICAL   ADJUSTMENTS   PRO FORMA   HISTORICAL   ADJUSTMENTS   PRO FORMA
                                    ----------   -----------   ---------   ----------   -----------   ---------
Revenues:
  Rental income...................   $  2,506                   $ 2,506      $1,254                    $ 1,254
  Land sales......................      3,795                     3,795         640                        640
                                      -------      -------      -------      ------         -----      -------
          Total revenues..........      6,301                     6,301       1,894                      1,894
Depreciation of rental property...        547                       547         282                        282
Cost of land sold.................      2,231                     2,231         452                        452
                                      -------      -------      -------      ------         -----      -------
          Gross margin............      3,523                     3,523       1,160                      1,160
                                      -------      -------      -------      ------         -----      -------
Costs and expenses:
  Marketing.......................        369                       369          64                         64
  General and administrative......        723                       723         393                        393
                                      -------      -------      -------      ------         -----      -------
          Total costs and
            expenses..............      1,092                     1,092         457                        457
                                      -------      -------      -------      ------         -----      -------
          Operating income........      2,431                     2,431         703                        703
Interest expense(a)...............     (1,857)     $(2,594)      (4,451)       (856)      $(1,295)      (2,151)
                                      -------      -------      -------      ------         -----      -------
     Income (loss) before
       provision for (benefit
       from) income taxes.........        574       (2,594)      (2,020)       (153)       (1,295)      (1,448)
Provision for (benefit from)
  income taxes....................         53         (241)        (188)        (10)         (120)        (130)
                                      -------      -------      -------      ------         -----      -------
          Net income (loss).......   $    521      $(2,353)     $(1,832)     $ (143)      $(1,175)     $(1,318)
                                      =======      =======      =======      ======         =====      =======
Pro forma net income (loss) per
  share...........................                              $ (0.09)                               $ (0.07)
                                                                =======                                =======
Pro forma shares used in per share
  calculation(b)..................                               19,708                                 19,708
                                                                =======                                =======


                             See accompanying note.

                                TRIAD PARK, LLC
                     (A DELAWARE LIMITED LIABILITY COMPANY)


         NOTE TO UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS



1 UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS:


     Prior to February 26, 1997, Triad Park, LLC ("the Company") was a wholly-owned subsidiary of Triad Systems Corporation (Triad). During February 1997 Triad transferred certain real estate assets and related liabilities to the Company as a condition precedent to Triad's merger with Cooperative Computing, Inc.

     Effective February 26, 1996, Triad spun-off the Company as a dividend to the shareholders. All membership interests in the Company will be distributed to Triad shareholders on a pro rata basis on the Distribution Date, as defined in the Real Estate Distribution Agreement. The accompanying pro forma condensed statements of operations give effect to the spin-off as if it had occurred at the beginning of the period presented. The pro forma information is based on the estimates and assumptions set forth below.

     This pro forma information has been prepared utilizing the historical financial statements of the Predecessor Business of the Company. This information should be read in conjunction with the historical financial statements and notes thereto and is included as required by the rules and regulations of the Securities and Exchange Commission and is provided for comparative purpose only. The pro forma financial data do not purport to be indicative of the results which actually would have been obtained if the acquisition had been effected on the date indicated or of those results which may be obtained in the future.

     Pro forma adjustments consist of the following:

     (a) To record interest expense which would have been incurred by the Company for working capital needs funded by intercompany contributions at an estimated annual rate of 9%.


     (b) The number of shares used to compute pro forma earnings per share assumes that shares issuable in connection with the spin-off were outstanding as of the beginning of the first period presented.